Harbor Run

6204 Old Pascagoula Road

Theodore, Alabama 36852

Prepared For

Ms. Tanya Christensen

WNC & Associates, Inc

17782 Sky Park Circle

Irvine, California 92614

Date of Appraisal

October 21, 2013

Effective Date of Appraisal

October 15, 2012

Appraised By

512 North One Mile Road * Dexter, MO 63841	Ph: 573-624-6614 * Fax: 573-624-2942

October 21, 2013

Ms. Tanya Christensen

WNC & Associates

17782 Sky Park Circle

Irvine, California 92614

RE:	Harbor Run
6204 Old Pascagoula Road
Theodore, Alabama 36852
“As Is” Summary Appraisal
As of October 15, 2013

Dear Ms. Christensen:

In accordance with your request, I have personally appraised the property known as Harbor Run. The subject property is an existing Low Income Housing Tax Credit property targeting family residents. The site contains 2.5 acres and is improved with five two-story apartment buildings containing 40 units and a one-story accessory building housing the laundry facility, leasing/management office and maintenance area. The property also contains a picnic area, playground, exterior storage and an asphalt parking lot. The subject’s parcel number is R023309323000027.001. The property is owned by Apartment Housing of Theodore, LTD.

The purpose of the Summary Appraisal is to estimate the market value, subject to restricted rents, of the subject’s fee simple interest for financing decisions and mortgage underwriting. The intended users of the appraisal are WNC & Associates and/or Local General Partner and Lower Tier General Partner.

This report is intended to comply with the reporting requirements set forth under Standard Rule 2-2(b) of the Uniform Standards of Professional Appraisal Practice for a Summary Appraisal report.

A description of the property, together with information providing a basis for estimates, is presented in the accompanying report. This appraisal is subject to the definitions, assumptions, conditions and certification contained in the attached report. During the fieldwork, it has been determined the appraised property has no natural, cultural, scientific or recreational value.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value, subject to restricted rents, of the subject property, as of October 15, 2013, is as noted below.

FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS

$425,000

This report and its contents are intended solely for your information and assistance for the function stated previously, and should not be relied upon for any other purpose. Otherwise, neither the whole nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without my explicit, prior written approval of the form and context in which it appears.

The accompanying prospective financial analysis is based on estimates and assumptions developed in connection with the appraisal. However, some assumptions inevitably will not materialize and unanticipated events and circumstances will occur. The actual results achieved during the holding period will vary from my

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estimates and these variations may be material. I have not been engaged to evaluate the effectiveness of management, and I am not responsible for management’s actions such as marketing efforts.

This appraisal report sets forth only the appraiser’s conclusions. Supporting documentation is retained in the appraiser’s file. A copy of this report, together with the field data from which it was prepared, is retained in my files. This data is available for your inspection upon request.

Respectfully submitted,

Eddie Joe Hankins	Samuel T. Gill
Eddie Joe Hankins	Samuel T. Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
AL #G00548

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

table of contents

EXECUTIVE SUMMARY	6

CERTIFICATION	7

INTRODUCTION	8

IDENTIFICATION OF THE SUBJECT PROPERTY	9
LEGAL DESCRIPTION	9
PAST FIVE YEARS SALES HISTORY OF THE SUBJECT	9
PROPERTY RIGHTS APPRAISED	9
PURPOSE OF THE APPRAISAL	9
FUNCTION OF THE APPRAISAL	9
CLIENT	9
INTENDED USERS	9
INTENDED USE OF REPORT	9
EXTENT OF THE INVESTIGATION (SCOPE)	9
AREA AND NEIGHBORHOOD ANALYSES	10
SITE DESCRIPTION AND ANALYSIS	10
IMPROVEMENT AND DESCRIPTION ANALYSES	10
STATEMENT OF COMPETENCY	10
MARKET DATA	10
REASONABLE EXPOSURE TIME	11
HISTORICAL EVIDENCE	11
SUPPLY AND DEMAND RELATIONSHIPS	11
REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS	11
ESTIMATED MARKETING TIME	12
DEFINITION OF TERMS	13
SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS	15

DESCRIPTIVE SECTION	21

REGIONAL AND AREA DATA	22

UTILITIES	22

NEIGHBORHOOD DATA	25
DEFINING THE MARKET AREA	28
SUBJECT DESCRIPTION	29
IMPROVEMENT DESCRIPTION	32
ASSESSMENTS AND CURRENT REAL ESTATE TAXES	46
HIGHEST AND BEST USE ANALYSIS	47
HIGHEST AND BEST USE ANALYSIS	47
APPRAISAL PROCEDURES	51

VALUATION SECTION	52

COST APPROACH	53
DEPRECIATION ANALYSIS	60
INCOME APPROACH	63
TOTAL POTENTIAL GROSS RENTAL INCOME	64
VACANCY AND EXPENSES DEFINITIONS	64
REVENUE AND EXPENSE ANALYSIS	67

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

ESTIMATING RESTRICTED EXPENSES PER UNIT	69
ITEMIZED EXPENSE EXPLANATIONS	70
EXPENSE COMPARABLES	73
DIRECT CAPITALIZATION	76
MARKET DERIVED CAPITALIZATION RATES	77
INCOME VALUE	79
SALES COMPARISON APPROACH	80

RECONCILIATION AND CONCLUSIONS	81

CONCLUSION OF VALUE	82

ADDENDA
ENGAGEMENT LETTER	A
LEGAL DESCRIPTION	B
SUBJECT DATA	C
FLOOD HAZARD DETERMINATION FORM	D
STATE LICENSE	E
EXPERIENCE AND QUALIFICATIONS	F

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

EXECUTIVE SUMMARY

Name of the Property	Harbor Run

Location	6204 Old Pascagoula Road
Theodore, Mobile County, Alabama 36852

Current Owner	Apartment Housing of Theodore, LTD

Type of Report	Summary Appraisal Report

Total Land Area	2.5 acres, or 108,900+/- square feet

Floodplain Hazard	According to FloodSource FloodScape, Flood Map Number 01097C0654K, dated March 17, 2010, the subject is zoned X, an area outside the 100- and 500-year floodplains. Federal flood insurance is available but is not required.

Zoning	According to the Mobile County Zoning Department, there is no zoning outside of the incorporated area of the City of Mobile. The subject is legal and conforming use.

Property Description	The subject is improved with five two-story apartment buildings containing 40 units, of which one is a non-revenue unit, and a one-story accessory building housing the leasing/management office and maintenance area. The net rentable area is approximately 40,796 square feet. According to the Mobile County Assessor’s Office, the total gross building area is approximately 52,668 square feet. The unit mix is shown in the following chart:

Real Estate Taxes	$5,695.84 for 2012	Parcel Number R023309323000027.001

Property Type	Apartment Complex	Highest and Best Use Apartment Complex

Date of Inspection	October 15, 2013	Date of Report October 21, 2013

Sales History of Subject	According to the Mobile County Assessor’s Office, the property is owned by Apartment Housing of Theodore, LTD. The property has not transferred ownership within the past five years. The property is not currently listed for sale or under contract to be sold.

Cost Approach		$455,000

Income Approach		$425,000

Sales Comparison Approach		Not Developed

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

CERTIFICATION

I certify that to the best of my knowledge and belief:

●	The statements of fact contained in this report are true and correct.

●	The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, impartial and unbiased professional analyses, opinions and conclusions.

●	We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

●	I have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.

●	We have no bias with respect to the property that is the subject of the report or to the parties involved with this assignment.

●	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

●	Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result or the occurrence of a subsequent event directly related to the intended use of this appraisal.

●	Our analyses, opinions and conclusions were developed and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

●	Eddie Joe Hankins inspected the interior, measured, photographed and gathered general information about subject property.

●	Eddie Joe Hankins provided professional assistance by gathering subject, neighborhood and general market data.

●	Samuel T. Gill, performed all analysis and provided all the reconciliations and conclusions of value contained within the appraisal.

Eddie Joe Hankins	Samuel T. Gill
Eddie Joe Hankins	Samuel T. Gill
Appraiser Trainee	State Certified General
Real Estate Appraiser
AL #G00548
October 21, 2013

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

INTRODUCTION

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

IDENTIFICATION OF THE SUBJECT PROPERTY

The property appraised is the land and improvements known as Harbor Run. The site is located at 6204 Old Pascagoula Road, Theodore, Mobile County, Alabama.

LEGAL DESCRIPTION

See Addendum B.

PAST FIVE YEARS SALES HISTORY OF THE SUBJECT

According to the Mobile County Assessor’s Office, the property is owned by Apartment Housing of Theodore, LTD. The property has not transferred ownership within the past five years. The property is not currently listed for sale or under contract to be sold..

PROPERTY RIGHTS APPRAISED

For this appraisal, I have valued the property rights inherent in the Fee Simple Estate which is defined in the definitions section of this report.

PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to establish a value for decision making for mortgage financing. The date of the inspection and the effective date of the value are both October 15, 2013.

FUNCTION OF THE APPRAISAL

The function of this appraisal is to aid the client in the decision-making process involved in evaluating the value of the subject property.

CLIENT

WNC & Associates

INTENDED USERS

The intended users of the appraisal are WNC & Associates and/or the Lower Tier General Partner.

INTENDED USE OF REPORT

This appraisal report is intended for the sole purpose of assisting the client in the decision-making process involving financing.

EXTENT OF THE INVESTIGATION (SCOPE)

As part of this appraisal, the appraiser made a number of independent investigations and analyses. The investigations undertaken and the major data sources used are as follows: Census-Designated Place (CDP) of Theodore; the Mobile County Recorder; the Mobile County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; Nielsen Claritas, Ribbon Demographics; and ESRI Business Information Solutions.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

AREA AND NEIGHBORHOOD ANALYSES

Primary data was gathered pertaining to the subject neighborhood and the area during the period of October 14, 2013, to October 18, 2013. This information was analyzed and summarized in this report. Area data was obtained from the Census-Designated Place (CDP) of Theodore; the Mobile County Recorder; the Mobile County Assessor; United States Bureau of Labor Statistics; United States Census Bureau; Nielsen Claritas; Ribbon Demographics; and ESRI Business Information Solutions. The neighborhood analysis was based on the observations made by the appraiser as well as the sales in the neighborhood.

SITE DESCRIPTION AND ANALYSIS

A physical inspection of the site was made on October 15, 2013, by Eddie Joe Hankins, Appraiser Trainee. The appraiser trainee inspected the interior and exterior of the property. Samuel T. Gill, State Certified General Real Estate Appraiser, also viewed the exterior of the property. The inspector walked the site, physically inspected the exterior and all common areas and inspected at least one unit of each varying type. More than one of each unit type may have been inspected based on the condition, number of vacancies at the time of inspection or other mitigating factors. While inspecting the interior of each unit type, the inspector physically measured and calculated the size of differing units and considered the sizes provided by the property contact, if applicable. Based on measurements taken, the inspector determined the sizes provided by the contact were accurate. Therefore, the reported unit sizes were used in this report. The site and the street scenes were photographed and are included in this report.

IMPROVEMENT AND DESCRIPTION ANALYSES

Detailed descriptions of the site are included in this report. Interior and exterior photographs of the buildings at the subject are included in this report. Exterior photos of the rent comparables are also included in this report.

STATEMENT OF COMPETENCY

We have the knowledge and experience to complete the assignment competently based upon having completed appraisals of properties of a similar type throughout the United States for the past several years.

MARKET DATA

Market data on land sales were obtained from the subject neighborhood in Theodore and the surrounding area. Market data on improved sales and leased properties were obtained from Theodore and the surrounding area. The improved sales were obtained from parties involved with the sales. Summaries of the sales and leases are included in this report.

Attention of the reader is also directed to the assumptions and limiting conditions contained within the report.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

REASONABLE EXPOSURE TIME

In the definition of market value, one of the conditions of a “market value sale” is as follows: a reasonable time is allowed for exposure in the open market. Marketing time has a definite influence on the potential selling price of a property. To obtain a maximum selling price, a property must be exposed to a given market for a time long enough to enable most market participants to gain full knowledge of the sale and the attributes of the property.

To produce a reliable estimate of the expected normal marketing period for the subject property, the following factors were considered and findings analyzed:

1.	Historical evidence.

2.	Supply and demand relationships including vacancy and occupancy rates.

3.	Revenue and expense changes.

4.	Future market conditions.

HISTORICAL EVIDENCE

Generally, the sales in the Sales Comparison Approach were on the market for one to two years. Since current supply and demand relationships are similar to historical relationships, there is justification for some reliance on historical evidence.

SUPPLY AND DEMAND RELATIONSHIPS

A survey of apartment complexes in Theodore, Alabama, and the surrounding area indicate that they are not owner-occupied. The Income Approach discusses similar apartment complexes in Theodore, Mobile County, Alabama, which were leased.

REVENUE AND EXPENSE CHANGES AND FUTURE MARKET CONDITIONS

A survey completed by PwC Real Estate Investor Survey indicated that the change rate of apartment complexes ranges from -2.00 to 7.00 percent, with an average of 2.69 percent for the Third Quarter of 2013. During the same period a year ago, the market rent change rate ranged from -2.00 to 10.00 percent, with an average of 2.73 percent.

The changes in expenses range from 1.00 to 3.50 percent, with an average of 2.69 percent (Third Quarter of 2013). The survey for a year ago indicated a range of expenses from 1.00 to 3.50 percent, with an average of 2.69 percent.

SUMMARY

For the purpose of this report the reasonable exposure time is estimated at one to two years based on the previous discussion and the length of time the comparables were on the market. The 2013 Third Quarter National Apartment Market Survey conducted by PwC Real Estate Investor Survey indicated a range of

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

zero to 18 months for marketing time. In accordance with the Uniform Standards of Professional Appraisal Practice, special financial arrangements and related special situations were not used in estimating the value of the property. In accordance with the Uniform Standards of Professional Appraisal Practice; the appraisal was completed using the current or anticipated use of the property as an apartment complex without regard to the highest and best use.

ESTIMATED MARKETING TIME

Marketing time is similar to exposure time in that it refers to a time during which a property is marketed prior to its sale. Marketing time differs from exposure time in that it is estimated to occur after the date of value as opposed to before that date of value. This time would be measured from the date of value and would be a measure of time necessary to secure a willing buyer for the property, at a market price. Since this refers to prospective events, it is typically necessary to analyze neighborhood trends. In theory, in a market which is near equilibrium, the estimated marketing time should be equal to past trends or the reasonable exposure time. In a market, which is experiencing down turning conditions, the estimated marketing time should be greater than the reasonable exposure time. In the case of the subject property, the market for this type of facility should be similar to previous market conditions. Therefore, the estimated marketing time is estimated at one to two years.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

DEFINITION OF TERMS

Market Value

For the purpose of this report, market value is defined as follows:

The most probable price which a specified interest in real property is likely to bring under all of the following conditions:

1.	Consummation of a sale occurs as of a specified date.

2.	An open and competitive market exists for the property interest appraised.

3.	The buyer and seller are each acting prudently and knowledgeably.

4.	The price is not affected by undue stimulus.

5.	The buyer and seller are typically motivated.

6.	Both parties are acting in what they consider their best interest.

7.	Marketing efforts were adequate and a reasonable exposure time was allowed for exposure in the open market.

8.	Payment was made in cash in U.S. dollars or in terms of financial arrangements comparable thereto.

9.	The price represents the normal consideration for the property sold, unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.[1]

Investment Value

The specific value of an investment to a particular investor or class of investors based on individual requirements; as distinguished from market value, which is impersonal and detached.2 Investment value of the leased fee estate is determined utilizing the subject’s contract rents, historical and projected subject expenses and an overall capitalization rate based on the subject’s mortgage terms.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate

An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

1The Appraisal of Real Estate, 13th ed.

2Appraisal Institute, Dictionary of Real Estate Appraisal, Fifth Edition

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Leasehold Estate

The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.

Replacement Cost

The estimated cost to construct, at current prices as of the effective appraisal date, a building with utility equivalent to the building being appraised, using modern materials and current standards, design, and layout.

Reproduction Cost

The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout and quality of workmanship and embodying all the deficiencies, super adequacies and obsolescence of the subject building.

Contract Rent

The actual rental income specified in a lease.

Market Rent

The rental income that a property would most probably command in the open market; indicated by the current rents paid and asked for comparable space as of the date of the appraisal.

Excess Rent

The amount by which contract rent exceeds market rent at the time of the appraisal; created by a lease favorable to the landlord (lessor) and may reflect a locational advantage, unusual management, unknowledgeable parties or a lease execution in an earlier, stronger rental market.

Percentage Rent

Rental income received in accordance with the terms of a percentage lease; typically derived from retail store tenants on the basis of a certain percentage of their retail sales.

Overage Rent

The percentage rent paid over and above the guaranteed minimum rent or base rent; calculated as a percentage of sales in excess of a specified break-even sales volume.

Special Purpose Property

A limited market property with a unique physical design, special construction materials, or layout that restricts its utility to the use for which it was built; also called special-design property.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

SPECIAL LIMITING CONDITIONS AND ASSUMPTIONS

1. Limit of Liability

The liability of Gill Group, employees and subcontractors is limited to the client. There is no accountability, obligation or liability to any third party. If this report is placed in the hands of anyone other than the client, the client shall make such party aware of all limiting conditions and assumptions of the assignment and related discussions. The appraiser assumes no responsibility for any costs incurred to discover or correct any deficiencies present in the property. Possession of this or any copy thereof does not carry with it the right of publication nor may it be used for other than its intended use; the physical report(s) remain the property of the appraiser for the use of the client, the fee being for the analytical services only. This appraisal report is prepared for the sole and exclusive use of the client to assist with the mortgage lending decision.

2. Copies, Publications, Distribution, Use of Report

The client may distribute copies of the appraisal report in its entirety to such third parties as he may select; however, selected portions of this appraisal report shall not be given to third parties without the prior written consent of the signatories of this appraisal report. Neither all nor any part of this appraisal report shall be disseminated to the general public for the use of advertising media, public relations, news, sales or other media for public communication without prior written consent of the appraiser.

3. Confidentiality

This appraisal is to be used only in its entirety. All conclusions and opinions of the analyses set forth in the report were prepared by the Appraiser(s) whose signature(s) appear on the appraisal report unless indicated as “Review Appraiser”. No change of any item in the report shall be made by anyone other than the Appraiser and/or officer of the firm. The Appraiser and the firm shall have no responsibility if any such unauthorized change is made.

The Appraiser may not divulge the material (evaluation) contents of the report, analytical findings or conclusions or give a copy of the report to anyone other than the client or his designee as specified in writing except by a court of law or body with the power of subpoena.

4. Copyright Law and Trade Secrets

This document is protected from unauthorized use or reproduction by the federal copyright laws of the United States of America. Any unauthorized reproduction, either in part or in whole, will warrant prosecution to the fullest extent of the law.

This appraisal was obtained from Gill Group, related companies and/or individuals or related independent contractors and consists of “trade secrets and commercial or financial information” which is privileged and confidential and exempted from disclosure under 5 U.S.C. 1232 (b) (4). Notify the appraiser(s) signing the report of any request to reproduce this appraisal in whole or part.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

5. Information Used

No responsibility is assumed for accuracy of information furnished by or from others, the client, his designee or public records. I am not liable for such information or the work of possible subcontractors. Be advised that some of the people associated with the consultant and possibly signing the report are independent contractors. The comparable data relied upon in this report have been confirmed with one or more parties familiar with the transaction or from affidavit or other source thought reasonable; all are considered appropriate for inclusion to the best of my factual judgment and knowledge. An impractical and uneconomic expenditure of time would be required in attempting to furnish unimpeachable verification in all instances, particularly as to engineering and market-related information. It is suggested that the client consider independent verification within these categories as a prerequisite to any transaction involving sale, lease or other significant commitment of subject property and that such verification be performed by the appropriate specialists.

6. Testimony, Consultation, Completion of Contract for Appraisal Services

The contract for appraisal, consultation or analytical service is fulfilled and the total fee payable upon completion of the report. The appraiser(s) or those assisting in preparation of the report will not be asked or required to give testimony in court or hearing because of having made the appraisal, in full or in part, nor engage in post-appraisal consultation with client or third parties except under separate and special arrangement and at additional fee. If testimony or deposition is required because of any subpoena issued on the behalf of the client, then the client shall be responsible for any additional time fees and changes.

7. Exhibits

The sketches and maps in this report are included to assist the reader in visualizing the property and are not necessarily to scale. Various photos, if any, are included for the same purpose as of the date of the photos. Site plans are not surveys unless shown as being prepared by a professional surveyor.

8. Legal, Engineering, Financial, Structural or Mechanical Nature Hidden Components, Soil

No responsibility is assumed for matters legal in character or nature or matters of survey or of any architectural, structural, mechanical or engineering nature. The title to the property is good and marketable. No responsibility is assumed for the legal description provided or for matters pertaining to legal or title considerations. The use of the land and improvements is confined within the boundaries or property lines of the property described.

The property is appraised as if free and clear unless otherwise stated in particular parts of the report. The legal description is assumed to be correct as used in this report as furnished by the client, his designee or as derived by the appraiser.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Please note that no advice is given regarding mechanical equipment or structural integrity or adequacy nor soils and potential for settlement, drainage, etc., (seek assistance from qualified architect and/or engineer) nor matters concerning liens, title status and legal marketability (seek legal assistance). The lender and owner should inspect the property before any disbursement of funds; further, it is likely that the lender or owner may wish to require mechanical or structural inspections by qualified and licensed contractor, civil or structural engineer, architect or other expert.

The appraiser has inspected, as far as possible by observation, the land and the improvements; however, it was not possible to personally observe conditions beneath the soil or hidden structural or other components. I have not critically inspected mechanical components within the improvements, and no representations are made therein as to these matters unless specifically stated conditions that would cause a loss of value. The land or the soil of the area being appraised appears firm; however, subsidence in the area is unknown. The appraiser(s) do not warrant against this condition or occurrence of problems arising from soil conditions.

The appraisal is based on there being no hidden unapparent or apparent conditions of the property site subsoil or structures or toxic materials which would render it more or less valuable. No responsibility is assumed for any such conditions or for any expertise or engineering to discover them.

All mechanical components are assumed to be in operable condition and status standard for properties of the subject type. Conditions of heating, cooling ventilation, electrical and plumbing equipment are considered to be commensurate with the condition of the balance of the improvements unless otherwise stated. No judgment is made as to adequacy of insulation, type of insulation or energy efficiency of the improvements or equipment.

If the Appraiser has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranties are made concerning obtaining the above-mentioned items.

The Appraiser assumes no responsibility for any costs or consequences arising due to the need or the lack of need for flood hazard insurance. An Agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

9. Legality of Use

The appraisal is based on the premise that there is full compliance with all applicable federal, state and local environmental regulations and laws unless otherwise stated in the report and that all applicable zoning, building and use regulations and restrictions of all types have been complied with unless

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

otherwise stated in the report; further, it is assumed that all required licenses, consents, permits or other legislative or administrative authority, local, state, federal and/or private entity or organization have been or can be obtained or renewed for any use considered in the value estimate.

10. Component Values

The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. The separate valuations for land and building must not be used in conjunction with any other appraisal and are invalid if so used.

11. Auxiliary and Related Studies

No environmental or impact studies, special market study or analysis, highest and best use analysis study or feasibility study has been requested or made unless otherwise specified in an agreement for services or in the report. The appraiser reserves the unlimited right to alter, amend, revise or rescind any of the statements, findings, opinions, values, estimations or conclusions upon any subsequent such study or analysis or previous study or factual information as to market or subject or analysis subsequently becoming known to him.

12. Dollar Values, Purchasing Power

The market value estimated and the costs used are as of the date of the estimate of value. All dollar amounts are based on the purchasing power and price of the value estimate.

13. Inclusions

Furnishings and equipment or personal property or business operations except as specifically indicated and typically considered as part of real estate have been disregarded with only the real estate being considered in the value estimate unless otherwise stated. In some property types business and real estate interests and values are combined.

14. Proposed Improvements, Conditioned Value

Improvements proposed, if any, on or off-site as well as any repairs required are considered, for purposes of this appraisal, to be completed in good and workmanlike manner according to information submitted and/or considered by the appraisers. In cases of proposed construction the appraisal is subject to change upon inspection of property after construction is completed. This estimate of market value is as of the date shown, as proposed, as if completed and operating at levels shown and projected.

15. Value Change, Dynamic Market, Influences

The estimated market value is subject to change with market changes over time; value is highly related to exposure, time, promotional effort, terms, motivation and conditions surrounding the offering. The value estimate considers the productivity and relative attractiveness of the property physically and economically in the marketplace.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

In cases of appraisals involving the capitalization of income benefits, the estimate of market value or investment value or value in use is a reflection of such benefits and appraiser’s interpretation of income, yields and other factors derived from general and specific client and market information. Such estimates are as of the date of the estimate of value; they are thus subject to change as the market and value are naturally dynamic.

The “Estimate of Market Value” in the appraisal report is not based in whole or in part upon the race, color or national origin of the present owners or occupants of the properties in the vicinity of the property appraised.

The Appraiser reserves the right to alter the opinion of value on the basis of any information withheld or not discovered in the original normal course of a diligent investigation.

16. Management of the Property

It is assumed that the property which is the subject of this report will be under prudent and competent ownership and management neither inefficient nor super-efficient.

17. Fee

The fee for this appraisal or study is for the service rendered and not for the time spent on the physical report.

18. Authentic Copies

The authentic copies of this report are signed originals. Any copy that does not have the above is unauthorized and may have been altered.

19. Insulation and Toxic Materials

Unless otherwise stated in this report, the appraiser(s) signing this report have no knowledge concerning the presence or absence of toxic materials, asbestos and/or urea-formaldehyde foam insulation in existing improvements; if such is present, the value of the property may be adversely affected and reappraisal an additional cost necessary to estimate the effects of such.

20. Hypothetical Conditions

There are no hypothetical conditions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

21. Extraordinary Assumptions

There are no extraordinary assumptions utilized in the forming of the opinions and conclusions of the primary appraiser generated information.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

22. Americans with Disabilities Act (ADA)

The Americans with Disabilities Act (ADA) became effective January 26, 1992, as to the removal of barriers in existing public accommodations. The ADA applies to alterations of existing public accommodations or commercial facilities or places of public accommodation designed for first occupancy after January 26, 1993. A compliance survey of the subject property has not been conducted to determine if it conforms to the various requirements of the ADA. A compliance survey of the property, in conjunction with a detailed study of the ADA requirements, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this could have a negative effect on the value of the property. Since I am not qualified to determine if the subject property complies with the various ADA regulations, I did not consider possible noncompliance with the requirements of the ADA in estimating the value of the property.

23. Review

Unless otherwise noted herein, the review appraiser has reviewed the report only as to general appropriateness of technique and format and has not necessarily inspected the subject or market comparable properties.

The appraiser(s) and/or associates of Gill Group reserve the right to alter statements, analyses, conclusions or any value estimate in the appraisal if there becomes known to them facts pertinent to the appraisal process which were unknown to Gill Group when the report was finished.

Acceptance Of and/or Use of This Appraisal Report

Constitutes Acceptance of the Above Conditions

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

DESCRIPTIVE SECTION

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

REGIONAL AND AREA DATA

The following data on the Census-Designated Place (CDP) of Theodore and Mobile County are included to give the reader an insight into the social, economic, governmental and environmental factors which provide the setting and ultimate stability for the subject neighborhood and the property which is the subject of this appraisal. The various social, economic, governmental and environmental factors within any locality are the underlying forces which create, modify or destroy real property values.

Location

The Census-Designated Place (CDP) of Theodore is located in Mobile County in the southern portion of the State of Alabama. Theodore, Alabama is located in Mobile County, Alabama. It is approximately three miles north of Grand Bay; four miles south of Prichard; nine miles south of Tanner-Williams; 28 miles northeast of Pascagoula, Mississippi; and 119 miles northeast of New Orleans, Louisiana. Mobile County has the following boundaries: North - Washington County; East - Baldwin County; South - Gulf of Mexico; and West - Jackson and George Counties in Mississippi.

Utilities

The Mobile Area Water and Sewer provides water and sewer services to the residents. Electricity is provided by Alabama Power, and gas is provided by Mobile Gas. AT&T provides telecommunication services.

Population

The population for Mobile County in 2010 was 412,992, with 158,435 total households. The number of renter-occupied households was 52,356 and the rental vacancy rate was 11.3 percent. The population for the State of Alabama in 2010 was 4,779,736, with 1,883,791 total households. The number of renter-occupied households was 571,202. The rental vacancy rate for the State of Alabama was 12.1 percent.

Transportation

Major highways in the area include Interstates 10, 65 and 165 and U.S. Highways 43, 45, 90 and 98. Airports serving the area include Mobile Regional Airport in Mobile; the Pensacola Regional Airport in Pensacola, Florida; and the Gulfport-Biloxi International Airport in Gulfport.

Employment Factors

The average total civilian labor force in 2000 for Mobile County, according to the United States Bureau of Labor Statistics, was 186,720, with 178,573 employed and 8,147 unemployed. The unemployment rate was 4.4 percent. The 2010 labor force statistics showed a civilian labor force of 190,224, with 171,238 employed. The number unemployed was 18,986. The unemployment rate was 10.0 percent. Preliminary estimates for July 2013 for the county showed a civilian labor force of 187,383, with 173,242 employed. There were 14,141 unemployed and the unemployment rate was 7.5 percent.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

The average civilian labor force for 2000 for the State of Alabama was 2,154,545, with 2,067,147 employed. The number unemployed, according to the U.S. Bureau of Labor Statistics, was 87,398, for a 4.1 percent unemployment rate. The average for 2010 showed 2,171,716 for the total civilian labor force for the state and 1,969,557 employed. The number unemployed was 202,159, and the unemployment rate was 9.3 percent. Preliminary estimates for July 2013 for the state showed 2,159,485 for the total civilian labor force for the state and 2,014,298 employed. The number unemployed was 145,187, and the unemployment rate was 6.7 percent.

Major employers in the area are listed below:

Summary and Conclusions

The Census-Designated Place (CDP) of Theodore is located in Mobile County in the southern portion of Alabama. The economic outlook for future growth and development appears to be stable.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Theodore, Alabama
Subject
Harbor Run
6204 Old Pascagoula Road
Theodore, Alabama 36582
Theodore
Irvington
Bridlewood
Mertz Shopping Center
Belvedere
Cottage Hill
Farnell
Smithfield
Creekwood
Cottage Hill Estates
Oakwood Estates
Edgefield
Rolling Acres
Burma Hills
Belle Chene
Carriage Hills
Coronado Estates
Country Squire Estates
Ramada Estates
Sunset Ranch
Spring Valley
Skyland Park Estates
Scenic West Estates
Southridge
Canterbury Heights
Navco
Windcrest
Crestview
Lloyds
Lansdowne
Suburban Heights
Michele Estates
Mann
Robinwood
Meadow Lake
Quail Run
Todd Acres
Clarke Gardens
Bellefontaine
GRELOT RD
CR 40
CR 37
CR 31
HALLS MILL RD
GIRBY RD
HILLCREST RD
SOLLIE RD
CR 32
CR 39
CR 30
N CR 28
CR 28
RANGELINE RD
ISLAND RD
CR 59
GULF BLVD
PADGETT SWITCH RD
W RANGE LINE RD
DAUPHIN ISLAND PKWY
CR 24
CR 19

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

NEIGHBORHOOD DATA

Location

The subject property is located in the northwest portion of the Census-Designated Place (CDP) of Theodore, Alabama. The neighborhood has average attractiveness and appeal. The neighborhood is bound by County Road 32 to the north; by Interstate 10 to the east; by County Road 30 to the south; and by County Road 39 to the west.

Access

The neighborhood is accessed by Interstate 10 and County Roads 28, 30, 32 and 39. There are additional roads running north to south and west to east that provide access to the neighborhood as well. Street widths and patterns appear to be adequate for the surrounding uses.

Proximity to Services

There are several services located within the neighborhood. Restaurants in the neighborhood include Taqueria Las Gemelas and Neighbors Seafood and Chicken. Houses of worship in the neighborhood include New Beginnings Church, Theodore Church of God, Helton Road Baptist Church, The Church of Jesus Christ of Latter-Day Saints, Cornerstone Assembly of God, Cloverleaf Baptist Church and Lighthouse Baptist Church. Schools in the area include Weinacker’s Montessori School, St. Vincent School, St. Vincent Day Care, Creative Learning Center, Kidz Korner, Grace United Methodist Church Day Care, Good Shepherd Church and Academy and Magnolia Springs Learning Center. Other services in the neighborhood include Jen’s Flowers and Gifts, All A Bloom Florist and Gifts, All Makes Hearing Aid Service, Backyard Paradise, Susan’s Heirloom and Quilters Fabrics, Bennett Bouquets and Florist, Walgreens and Tillman’s Corner Volunteer Fire Department. The closest hospital, Thomas Hospital, is located approximately 3.9 miles from the subject.

Adverse Influences

There are no major adverse influences or hazards observed or known by the appraiser in the immediate surrounding area.

Utilities

Utilities generally available in the neighborhood include water, electricity, sewer and telephone.

Land Use Pattern

The neighborhood is a mixture of multifamily properties, commercial properties and vacant land and is approximately 90 percent built up. The neighborhood is primarily multifamily properties which make up approximately 70 percent of the land use. Commercial properties make up approximately 20 percent of the land use. Vacant land makes up approximately 10 percent of the land use. The area is mostly suburban.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Neighborhood Characteristics

Most of the properties in the neighborhood maintain an acceptable level of property maintenance and condition. The ages of buildings in the area generally range from five to 100 years. The subject neighborhood is in average condition with average appeal. There are no rent controls affecting the marketability of the subject.

Neighboring Property Use

Multifamily properties are located to the north of the subject. Multifamily properties are located to the south of the subject. Vacant land is located to the east of the subject, and commercial properties is located to the west.

Analysis/Comments

In conclusion, the subject property is located in the northwest portion of the Census-Designated Place (CDP) of Theodore, Alabama. The subject is considered to be compatible with the adjacent properties.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Subject Neighborhood

Subject
Harbor Run
6204 Old Pascagoula Road
Theodore, Alabama 36582
GIRBY RD
Campground Branch
Lansdowne
HILLCREST RD
GOLD MINE RD E
CR 31
SOLLIE RD
Robinwood
Meadow Lake
Suburban Heights
Tillmans Corner
CR 32
CR 39
CR 30
CR 28
N CR 28
CAROL PLANTATION
Cole Lake
Quail Run
Boykin Park
I 10 Kampground
ISLAND RD
CR 59
Bellingrath RV
Payne's RV Park Inc
15A
15B
10
90

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

DEFINING THE MARKET AREA

The market area for the subject is defined as the census-designated place of Theodore and a portion of Mobile west of Interstates 10 and 65 and south of County Road 40. The market area has the following boundaries: the census-designated place of Theodore limits and west of Interstates 10 and 65 and south of County Road 40.

Surveying existing apartment complexes helps to show what the competition is offering. Vacancy rates are an indicator of current market strength. In a field survey, an attempt is made to survey 100 percent of all units in the market area. This is not always possible. There are several apartments in the market area. Information was gathered through interviews with owners and managers and through field inspection. These sources appear to be reliable, but it is impossible to authenticate all data. The appraiser does not guarantee this data and assumes no liability for any errors in fact, analysis or judgment.

The field/phone survey was conducted in October 2013. In addition to the subject, five comparable affordable housing properties were surveyed. Of the 336 units surveyed, 11 were vacant. Of the apartments surveyed, an overall vacancy rate of three percent was estimated for affordable housing apartments. The subject is currently 93 percent occupied with one vacant two-bedroom unit and two vacant three-bedroom units. After considering the vacancy rates of existing properties as well as the historical vacancy at the subject, the subject historical vacancy was given the most consideration. As a result, a five percent vacancy factor was determined for the subject.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

SUBJECT DESCRIPTION

The area of the site and the site dimensions are based on the building plans provided by the Mobile County Assessor’s Office.

Total Land Area	2.5 acres, or 108,900+/- square feet

Shape/Dimensions	Irregular-shaped

Access & Exposure	The subject property is located on Sperry Road. The site is at or near pavement grade with Sperry Road. The site has ingress and egress on Sperry Road.

Topography/Drainage	The site is nearly level. A water detention area is not located on the site. No adverse soil conditions are known in the area which would prevent development.

Flood Plain	According to FloodSource FloodScape, Flood Map Number 01097C0654K, dated March 17, 2010, the subject is zoned X, an area outside the 100- and 500-year floodplains. Federal flood insurance is available but is not required.

Environmental Issues	The appraisers are not qualified to determine whether or not hazards exist. A copy of a Phase I Environmental Site Assessment was not provided to the appraisers with this assignment. No environmental hazards were observed on the site on the date of the inspection.

Encroachments	No encroachments were observed. A survey was not provided with this assignment. The appraisers are not qualified to determine whether or not the adjacent properties encroach on the subject site.

Easements	Typical utility easements that are not adverse to the site’s development run on the property. A title insurance report was not provided to the appraisers with this assignment. No significant easements are known.

Site Ratios	Site Coverage Ratio: 24.68 percent; Building to Land Ratio: 1 to 4.05
There is limited room for expansion of the existing facility as the current buildings occupied the majority of the site. The size of the buildings when compared to the total lot size does not preclude expansion of the facility and, therefore, does not negatively affect the estimated market value of the subject. The site coverage ratio indicates the available land around the buildings has been utilized at the subject to preclude a “cramped” feel to the property.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Utilities	Water, sewer and electricity are provided by census-designated place (CDP) utilities along the site boundaries. These services appear to be adequate for commercial use.

Zoning	According to the Mobile County Zoning Department, there is no zoning outside the incorporated area of the City of Mobile. The subject is legal and conforming use. It appears there is no conflict between the subject property and the zoning ordinances provided by the Census-Designated Place (CDP) of Theodore. Since there are no obvious conflicts between the subject property and the zoning of the property, there is no negative impact on the market value by the zoning classification

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Subject

Subject
Harbor Run
6204 Old Pascagoula Road
Theodore, Alabama 36582
WAVERLY RD
WILSHIRE RD
NDY HILL CIR S
HOLDEN DR
OAK RIDGE AVE
DOZIER LN
TATTNALL DR
ROSSMERE DR
Suburban Heights
HILLCREST RD
WILMER DR
TILLMAN DR
SCHIMPFS LN
DIAMOND AVE
BEDFORD AVE
EMERALD DR W
EMERALD DR E
GOLD DR
SCHIMPFS LN W
DEBORAH DR W
DEBORAH DR E
LUCINDA DR
Robinwood
BUSH LN
GENERAL RD
CALHOUN RD
HERMITAGE RD
SERVICE RD S HIGGINS RD
ANDREW RD
Tillmans Corner
CR 32
CR 28
N CR 28
SUNSHINE LN
EASY ST
ADMIRAL SEMMES AVE
CAROL PLANTATION RD
TULIP AVE
FAIROAK DR
SANTOS DR W
SANTOS DR E
SANTOS DR S
CAMELOT DR
CAMELOT DR W
W SOMERSET DR
CELTIC DR S
SOMERSET CT
LANCELOT DR E
GALLAHAD DR
GUINEVERE DR
Rabbit Creek Estates
ZINNIA DR
MUIR CT
DORR CT
NANETTE DR
WACO CT
HAYFIELD CIR W
HAYFIELD CIR S
HAYFIELD RD
OCOFF CT
SERVICE ROAD AT TC PKWY
15B
15A
SPRINGER DR
QUAIL RUN N
Quail Run
RABBIT CT
QUAIL CT
POINTER RD
SPRINGER CT
DOVE CT
GIBSON RD
WOODCHASE CIR W
WILLIS RD
MIDDLE RD
IRON WORKS RD
WILLIAMS RD
PRESTO CIR
Boykin Park
E I-10 INDUSTRIAL
I-10 INDUSTRIAL
BOURNE RD
EAST RD
SPERRY RD
RESTER RD
MIDDLE RD
PLANTATION RD
BOYKIN RD
SKYLINE DR
HILLVIEW RD
10
90
13

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

IMPROVEMENT DESCRIPTION

Number of Buildings	The subject contains five two-story apartment buildings containing 40 units, of which one is a non-revenue unit, and a one-story accessory building housing the leasing/management office and maintenance area.
Net Rentable Building Area	40,796 square feet
Gross Building Area	52,668 square feet
Year Built/Year Renovated	1999
Building Construction	Brick exterior, concrete slab floors, average quality construction, average condition
Economic Life	55 Years
Effective Age	7 Years

The subject property is improved with five two-story apartment buildings containing 40 units, of which one is a non-revenue unit, and a one-story accessory building housing the leasing/management office and maintenance area. The subject property was constructed in 1999. The net rentable area for the property is approximately 40,796 square feet. The gross building area for the property is approximately 52,668 square feet. The following table shows the unit mix for the subject property.

The subject is classified as Average Class D Multiple Residences, according to Marshall & Swift Valuation Service. The property has an effective age of seven years and a total economic life expectancy of 55 years.

The units contain one or more bedroom, bath, living area, kitchen and dining area. The units contain refrigerator, range/oven, washer/dryer hook-up, carpet, tile, blinds, walk-in closets, coat closets and balcony/patio. Project amenities include community room, playground, basketball court, extra storage, on-site management and on-site maintenance. The subject also contains asphalt paving and parking areas containing 70 parking spaces.

Heating is central electric, and cooling is central electric. Cooking is electric, and hot water is electric. Landlord provided utilities include trash pick-up. At the time of inspection the property was 93 percent occupied, with one vacant two-bedroom unit. The contact for the property is Michelle Kahn. The telephone number for the subject is 251-653-4227.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

The subject is 100 percent Tax Credit. One three-bedroom unit is a manager’s unit. The unit types, rents, utility allowances and square footage for the units are shown in the table below:

CONSTRUCTION SUMMARY
Foundation	Concrete Slab on Grade
Construction	Wood Frame
Exterior Walls	Brick Veneer Siding
Floors	Carpet/Vinyl
Roof	Asphalt Shingle

UTILITIES
Heat	Electric
Cooling	Electric
Cooking	Electric
Hot Water	Electric

APPEAL
Landscaping	Grass, Trees, Shrubs

Age, Life and Condition

The improvements are of average quality construction and in average condition. The buildings are in average condition overall. The buildings are classified as Average Class D Multiple Residences, according to the Marshall & Swift Cost Manual. Based on the life expectancy tables found in the Marshall & Swift Cost Manual, the economic life of the building is approximately 55 years. The subject property shows little to no deferred maintenance. Therefore, the effective age is seven years.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Sign

View of Exterior

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Exterior

View of Exterior

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Living Area – One-Bedroom Unit

View of Kitchen/Dining Area – One-Bedroom Unit

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Bedroom – One-Bedroom Unit

View of Bath – One-Bedroom Unit

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Living Area – Two-Bedroom Unit

View of Kitchen – Two-Bedroom Unit

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Bedroom – Two-Bedroom Unit

View of Bath – Two-Bedroom Unit

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Living Area – Three-Bedroom Unit

View of Kitchen/Dining – Three-Bedroom Unit

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Bedroom – Three-Bedroom Unit

View of Bath – Three-Bedroom Unit

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Accessory Building

View of Leasing/Management Office

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Maintenance Area

View of Laundry Facility

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Basketball Court

View of Parking

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

View of Street

View of Street

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

ASSESSMENTS AND CURRENT REAL ESTATE TAXES

According to the Mobile County Treasurer’s Office, the 2012 real estate taxes for the subject are $5,695.84. The total assessed value of the subject is $117,440. The parcel number for the subject is R023309323000027.001. Properties are assessed at 10.9 percent of the appraised value. The tax rate for the subject is $4.85 per $100 of assessed value. The taxes have been paid.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

HIGHEST AND BEST USE ANALYSIS

Highest and Best Use is defined in The Dictionary of Real Estate Appraisal, sponsored by the Appraisal Institute (Fifth Edition 2010), as the following:

The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value.

Implied in this definition is that the determination of highest and best use takes into account the contribution of specific use to the community and community development goals as well as the benefits of that use to individual property owners. Hence, in certain situations, the highest and best use of land may be for parks, greenbelt, preservation, conservation, wildlife habitat, etc.

In determining the highest and best use of the subject property, careful consideration was given to the economic, legal, and social factors which motivate investors to develop, own, buy, sell and lease real estate.

There are four criteria that are used in evaluating the highest and best use of a property. The highest and best must be as follows:

1. Physically Possible

2. Legally Permissible

3. Financially Feasible

4. Maximally Productive

The four criteria are applied in sequential order. The selection of uses is narrowed through the consideration of each criterion, so that by the time the last criterion is applied, only a single use is indicated. Hence, a property often will have numerous uses which are physically possible, a lesser number which are both physically possible and legally permissible; fewer still which are physically possible, legally permissible and financially feasible; and only a single use which meets all four criteria.

In addition to the preceding four criteria, the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation further indicate that the following items must be considered as they relate to the use and value of the property:

1.	Existing land use regulations
2.	Reasonably probable modifications of such regulations
3.	Economic demand
4.	The physical adaptability of the property
5.	Neighborhood trends

The previous sections of this report were used to render a judgment as to the highest and best use of the site as though vacant and as though improved.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Highest and Best Use as though Vacant

Highest and best use of land or a site as though vacant assumes that a parcel of land is vacant or can be made vacant by demolishing any improvements. With this assumption, uses that create value can be identified, and the appraiser can begin to select comparable properties and estimate land value. The questions to be answered in this analysis are as follows:

If the land is, or were, vacant, what use should be made of it?

What type of building or improvement, if any, should be constructed on the land and when?2

Physically Possible Use as Vacant

The first constraint imposed on the possible use of the property is dictated by the physical aspects of the site itself. The size and location within a given block are the most important determinants of value. In general, the larger the site, the greater its potential to achieve economies of scale and flexibility in development. The size of the parcel, considered within the provisions of the zoning, has considerable influence on its ultimate development.

The key determinant in developing a site is the permitted size of the project. More land permits higher density development, higher floor to area ratios (FAR), etc. the total number of square feet allowed for a building structure tends to rise in proportion to the size of the lot. Location is important when considering a site’s proximity to open plazas, office trade areas, work force areas, public transportation, major highways (access/visibility), etc.

As noted in the Site Data section of this report, the subject site has a land area of 2.5 acres. Topographically, the site is Nearly Level. The subject is not located in a flood hazard area. No subsoil or drainage conditions are known that would adversely affect the development of the site. Public utilities available to the subject include electricity, water, sewer and telephone. The size of the subject and the adjacent properties suggest a number of possible uses for the subject site.

LEGALLY PERMISSIBLE USE AS VACANT

Legal restrictions, as they apply to the subject property, are of two types, private restrictions (deed restriction easements) and public restrictions, namely zoning. No information regarding private restrictions affecting title was provided with this assignment other than those mentioned below. It is assumed that only common restrictions (i.e. utility easements, etc.) are applicable and are not of any consequence to the development of this site.

2 The Appraisal Institute. The Appraisal of Real Estate. 13th ed. (Chicago, 2008), 310.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

FINANCIALLY FEASIBLE USE AS VACANT

After the discussion of the physically possible and legally permissible uses for the site as vacant, the adjacent property uses suggest that the possibilities for the subject have been narrowed to multifamily development.

MAXIMALLY PRODUCTIVE AS VACANT

Based on the analysis of the previous elements, it is reasonable to assume, if the site were vacant and available for development on the date of valuation, the highest and best use would be for multifamily development, most likely a multifamily use which could produce a higher return.

HIGHEST AND BEST USE AS IMPROVED

Highest and best use of a property as improved pertains to the use that should be made of an improved property in light of its improvements. The use that maximizes an investment property’s value, consistent with the long-term rate of return and associated risk, is its highest and best use as improved.3

This part of highest and best use analysis is structured to answer the following problems:

1. Should the building be maintained as is?

2. Should the building be renovated, expanded, or demolished?

3. Should the building be replaced with a different type or intensity of use?

PHYSICALLY POSSIBLE AS IMPROVED

The subject site supports an existing multifamily development containing a gross building area of approximately 52,668 square feet. The subject does suffer from external obsolescence due to restricted rents. The subject is in average condition.

LEGALLY PERMISSIBLE AS IMPROVED

Based on the adjacent property uses and the zoning restrictions for the subject, the highest and best use of the subject site is considered to be a multifamily facility. The configuration of the improvements is not in violation of any known regulations and is considered to be a compatible use with the adjacent commercial and residential properties.

3 The Appraisal Institute. The Appraisal of Real Estate. 13th ed. (Chicago, 2008), 315

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

FINANCIALLY FEASIBLE AS IMPROVED

The third factor that must be considered is the economical feasibility of the types of uses that are physically and legally permissible. Based on the data presented in the Income Approach section of this report, the existing improvements appear to be capable to produce an adequate return to be financially feasible as they exist.

MAXIMALLY PRODUCTIVE AS IMPROVED

Considering the previous discussions, the existing improvements are physically possible, legally permissible and financially feasible. There currently is no alternative legal use that could economically justify razing the existing improvement or significantly changing their use. Based on the foregoing analysis, it is my opinion that the maximally productive use of the property is as a multifamily development.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

APPRAISAL PROCEDURES

In order to develop a reasonable opinion of the value of the subject property, the following appraisal techniques have been used:

The Cost Approach
The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach
The Income Approach is based on an estimate of the subject property’s possible net income. The net income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth and anticipated future benefits (net income) derived from the property.

The Sales Comparison Approach
The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market. Typically, the sales comparison approach is not a valid approach for a restricted value unless the property type is the same and conditions of sale are similar. The appraiser was not able to verify recent sales of rent-restricted properties similar to the subject; therefore, the sales approach was not developed. The absence of the sales approach does not constitute a violation of USPAP as this approach was not necessary for a credible appraisal.

In preparing this appraisal, the appraiser inspected the subject property and analyzed historic operating data for the subject. A Cost Approach was used to determine the effective age and economic life of the proposed development. Furthermore, I gathered information on competitive properties in the region for comparable improved rentals and operating expenses. Lastly, comparable sales were gathered primarily for their use as overall rate indicators. This information was applied in the Income Capitalization Approach. The application of each measure of value is discussed further in appropriate sections of this report.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

VALUATION SECTION

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

COST APPROACH

The Cost Approach is a method in which the value of a property is derived by estimating the replacement cost of the improvements, deducting the estimated depreciation, and adding the market value of the land.

The first Step in the Cost Approach is to estimate the value of the subject site.

SITE VALUE

The comparison method is the most common way of developing a market value estimate for land. In the comparison method, sales of vacant land comparable to the subject property are gathered and analyzed. Ideally, such vacant sales are close in time and proximity to the subject property.

The sales prices are adjusted for time, location, physical characteristics, and other relevant variations. The adjusted prices are reduced to some common unit of comparison and conclude a unit value applicable to the subject property. This unit value, when applied to the appropriate unit measure, results in an estimate of market value for land.

An investigation revealed several sales of similar sites in the subject’s neighborhood. The comparables found are summarized on the following pages.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Land Comparable 1			
Transaction			
Address	13407 Rebel Road	**Date**	3/1/2011
City	Theodore	**Price**	$32,190
County	Mobile	**Acre Unit Price**	$12,147
State	Alabama	**Financing**	Conventional
Zip	36582	**Property Rights**	Fee Simple
Grantor	James B. Denson Sr.	**Verification Source**	Assessor
Grantee	James P. Hansel	**Conditions of Sale**	Normal
Site			
Acres	2.65	**Topography**	Nearly Level
Land SF	115,434	**Zoning**	None
Utilities	E, G, W, S	**Road Frontage**	Rebel Road
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 2			
Transaction			
Address	11099 Ben Hamilton Road	**Date**	3/12/2013
City	Grand Bay	**Price**	$65,000
County	Mobile	**Acre Unit Price**	$12,287
State	Alabama	**Financing**	Conventional
Zip	36541	**Property Rights**	Fee Simple
Grantor	Keith D & Stacie L Buckley	**Verification Source**	Assessor
Grantee	Paul Spann	**Conditions of Sale**	Normal
Site			
Acres	5.29	**Topography**	Nearly Level
Land SF	230,432	**Zoning**	None
Utilities	E, G, W, S	**Road Frontage**	Ben Hamilton Road
Shape	Irregular	**Visibility/Access**	Average

Land Comparable 3			
Transaction			
Address	6200 Ranch Road East	**Date**	8/2/2012
City	Grand Bay	**Price**	$60,000
County	Mobile	**Acre Unit Price**	$11,029
State	Alabama	**Financing**	Conventional
Zip	36541	**Property Rights**	Fee Simple
Grantor	Joey Barrett, Jr.	**Verification Source**	Assessor
Grantee	Jeffrey L. Wolverton	**Conditions of Sale**	Normal
Site			
Acres	5.44	**Topography**	Nearly Level
Land SF	236,967	**Zoning**	None
Utilities	E, G, W, S	**Road Frontage**	Ranch Road East
Shape	Irregular	**Visibility/Access**	Average

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Land Sales Comparables

Subject
Harbor Run
6204 Old Pascagoula Road
Theodore, Alabama 36582
Land Sale Two
11099 Ben Hamilton Road
Grand Bay, Alabama 36541
Land Sale Three
6200 Ranch Road East
Grand Bay, Alabama 36541
Land Sale Four
6781 Rester Road
Theodore, Alabama 36582
Land Sale Five
3851 Fowl River Road
Theodore, Alabama 36582
Land Sale One
13407 Rebel Road
Theodore, Alabama 36582
Dog River
Theodore
Irvington
Saint Elmo
Grand Bay
Bayou La Batre
Roy E Ray
Fowl River
East Fowl River
RANGELINE RD
ISLAND RD
W RANGE LINE RD
DAUPHIN ISLAND PKWY
TWO MILE RD
WINTZELL AVE
DELORME
Data use subject to license.
© DeLorme. DeLorme Street Atlas USA® 2013.
www.delorme.com
MN (1.7° W)
0 1 2 3 4
mi
Data Zoom 10-5

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

After analyzing the land sales and adjusting each sale accordingly, it is our opinion that the estimated Market Value of the subject site as of October 15, 2013, is as follows:

2.5 acres x $14,000 per acre = $35,000

Rounded = $35,000

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

SUMMARY OF VACANT LAND SALES

Adjustments

The prices of the comparable land sales range from $9,883 to $22,656 per acre before adjustments. Each of the comparables was adjusted for differences from the subject site. The adjustments are based on the following characteristics.

Location

Consideration was given to the location of the subject and each of the comparables. The subject is located in the Census-Designated Place (CDP) of theodre. Comparables 1, 4 and 5 are also located in theodre. Comparables 2 and 3 are located in Grand Bay and are considered slightly inferior to the subject. They were adjusted upward five percent.

Size

Consideration was given to the size of the subject as compared to the comparables. Size can have an impact on site value based on the premise that smaller parcels often sell for a higher price per unit than larger parcels with equal utility. The subject site consists of a total of 2.5 acres. The comparables range in size from 2.65 acres to 5.44 acres. The market did not recognize a needed adjustment for size. No adjustment was made.

Topography

Consideration was given to the topography of the subject and each of the comparables. No adjustment was needed.

Site Utility

Consideration was given to the access, shape and utility of the subject and each of the comparables. The subject site is served by gas, electricity, water and sewer. All comparables are considered to be similar to the subject in all aspects. No adjustments are necessary.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Zoning

Neither the subject nor any comparables have zoning restrictions. Therefore, no adjustment was made.

Summary Conclusions

The land sales analysis indicates the quantitative or qualitative adjustments and the order of comparability. The comparable land sales range from $9,883 to $22,656 per acre after adjustments. All comparables were considered when determining the value of the subject.

2.5 acres x $14,000 per acre = $35,000

Rounded = $35,000

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

IMPROVEMENT VALUATION

The next step in the Cost Approach is to estimate the replacement cost new of the improvements.

Replacement cost new (RCN) is defined as follows:

The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout.4

A description of the improvements was presented in the Improvement Data section. The costs estimated were made based on the developer’s plans. Cost estimates were made based on the replacement cost new of the improvements using the Marshall Valuation Service Cost Manual. Soft costs are included in the base cost determined by the Marshall Valuation Service Cost Manual.

Depreciation Analysis

Depreciation may be defined as any loss of value from any cause. There are three general areas of depreciation: physical deterioration, functional obsolescence and external obsolescence. Depreciation may be curable or incurable, the test being that money spent to cure the depreciation be gained in value. If the depreciation costs more to fix than will be gained in value, then the depreciation is considered incurable.

Physical Deterioration

This results from deterioration from aging and use. This type of depreciation may be curable or incurable.

External Obsolescence

This is due to circumstances outside the property itself, such as industry, demographic and economic conditions or an undesirable proximate use. This type of depreciation is rarely curable. The subject does seem to suffer from external obsolescence. The table on the following page shows the external obsolescence for the subject property, and the table on page 62 illustrates the subject’s restricted value based on the Cost Approach.

4 Appraisal Institute. The Dictionary of Real Estate Appraisal. 5th. ed. (Chicago, 2010), 304

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

The following formula shows the external obsolescence for the restricted value.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

*The buildings have an effective age of seven years. Properties of this type are anticipated to have an economic life of 55 years. Based upon the concept of age/life depreciation, the overall depreciation applicable to the subject is 7/55, or 13 percent. For properties receiving interest credit subsidy from Rural Development, the additional economic obsolescence attributable to the difference between the market net operating income and the restricted net operating income is offset by the interest credit subsidy. The total Estimated Value indicated by the Cost Approach for the subject “as is” is as follows:

Rounded = $455,000

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

INCOME APPROACH

The Income Approach is a procedure in which the value of a property is estimated by means of capitalization of a net income stream, either imputed or actual. The steps in the procedure are as follows:

1.	Analyze the income the property is capable of generating.
2.	Estimate the rental loss from vacancy and uncollected rents.
3.	Estimate the amount of expense that will be incurred in operating the property.
4.	Subtract 2 and 3 above from 1 to arrive at a net income estimate before capital charges.
5.	Using an appropriate rate, capitalize the net income estimate into an indication of value.

Income Analysis

The first step in forming an opinion of reasonable net income expectancy is the estimation of market rent. Market rent is defined as the rental warranted by a property in the open real estate market based upon current rentals being paid for comparable space.

Since the value being determined is the market value, subject to restricted rents, it was not necessary to determine the market rent for the subject’s units. The value was determined utilizing the subject’s actual restricted rents.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

TOTAL POTENTIAL GROSS RENTAL INCOME

The total potential gross income for the subject is summarized as follows:

VACANCY AND EXPENSES DEFINITIONS

Vacancy and Collection Loss

Vacancy and collection loss is an allowance for reductions in potential rental income because space is not leased or rents that are due cannot be collected.

Annual rent collections are typically less than the potential annual gross income; therefore, an allowance for vacancy and collection loss is typically included in an appraisal of income-producing property. The allowance is usually estimated as a percentage of potential gross income. The percentage varies according to the type and characteristics of the physical property, the quality of tenancy, current and projected supply and demand relationships, and general and local economic conditions.

Expenses

To develop an estimate of the net operating income, the appraiser analyzes data for the property. Net operating income (NOI), the income remaining after total expenses have been deducted from the effective gross income, may be calculated before or after deducting replacement reserves. The actual expenses a landlord is required to defray include two specific categories: those incurred by the property itself, such as taxes and insurance, and those resulting from the operation of the property, such as utilities and maintenance. Generally, expenses incurred by the property per se are called fixed expenses. Expenses tied to the operation of the property, which rise or fall with occupancy, are called variable expenses.

Management

Building size determines the type of management. Generally, buildings of more than 25 units are of sufficient size to bear the additional burden of professional property management; larger high-rise or garden apartment projects of over 58 units often require the additional services of a site or resident manager. Lenders generally prefer that properties be professionally managed.

A property manager reports to the property owners, sets rent levels, establishes marketing procedures and does the fiscal planning for the project. The property manager also supervises on-site employees, among whom the resident manager is responsible for looking after the day-to-day dealings with the tenants, leasing of units, collection of rents, and coordination of routine and long-term building maintenance. The resident manager may oversee janitorial staff, an on-site maintenance crew, or various outside contractors. Large-scale apartment projects and newly built developments also employ leasing agents to fill vacancies or negotiate lease renewals and to assist with marketing programs, promotion, and advertising.

Tax and Assessment Information

Real property taxes are based on ad valorem assessments. The records of the county assessor or tax collector can provide the details of a property’s assessed value and annual tax burden. From the present assessment data and recent history of tax rates, the appraiser can formulate conclusions about future

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

taxes. Property taxes directly increase the cost of ownership and therefore reduce the net income derived from the rental of apartment units. The fairness of the assessment and anticipated future taxes must be thoroughly analyzed and their impact on value considered in the property appraisal. Property taxes are generally imposed to pay for local government services such as fire fighting, police protection and schools. Apartment properties in well-run communities, however, will attract potential tenants willing to pay higher rents for the superior services provided.

Special assessments are levied to pay for infrastructure development (roads or utilities) and extraordinary services (fire or police protection). Ideally, the value of the properties’ subject to special assessment is not penalized. The enhancement resulting from the new infrastructure or the provision of additional services should offset the tax increase. However, when a property is subject to a special assessment that exceeds the benefit derived, the value of the property is diminished.

Insurance

The insurance expense is the responsibility of the landlord.

Maintenance

The property manager is responsible for the janitorial staff and on-site maintenance crew and various outside contractors.

Utilities and Service

Water, electricity, natural or liquid petroleum (propane) gas, sewage, trash collection, street maintenance, telephone and cable television are essential utilities and services in most residential markets. If the utilities on the site are inadequate, the cost of improving utility service must be considered. Utilities may be publicly provided or privately owned as part of a community system. In some cases, utilities are individual to the site. The availability and reliability of utilities have a direct bearing on the amount of rent a tenant will pay. At the same time, the cost of utility services is an operating expense that affects the potential net income of the project. The effect of this expenditure is investigated by comparing the costs of utilities and services at competing buildings in relation to rents with the costs incurred by the subject.

Reserves for Replacement

For large properties, the cost of replacing items such as heating/cooling equipment or hallway carpeting may occur regularly. Thus, an allowance for replacements is treated as a separate expense. Even for smaller apartment properties, however, mortgage lenders and property managers may require that part of net operating income be withheld as a reserve to fund the replacement of building components. Consequently, appraisers often estimate an allowance for replacements when projecting cash flow to be capitalized into market value. Other allowances are sometimes made for unusual circumstances–e.g., reserves to cover periodic non-annual repairs, eventual compliance with environmental regulations (asbestos removal), or bringing the building up to code for handicapped persons. Estimates of such reserves should be included in the income forecast if the appraiser believes the situation warrants it.

Because possible differences in the way accountants and property managers enter line-item expenses, the appraiser should ensure the subject property’s operating statement is reconstructed to provide that the expense items recorded correspond to proper appraisal practice. In the reconstruction of the operating statement 1) nonrecurring past items are not repeated, 2) any deductions taken for non-operating expenses (personal expenses) are eliminated, 3) ambiguous, repetitive or atypical expense items are recategorized and 4) line items are appropriately grouped to facilitate analysis.

An expense comparison should be made on a uniform or standardized basis. If most of the expense comparables include a replacement reserve, an estimate of this item should be included in the reconstructed operating statement for the subject property. Recategorizing expense items allows the appraiser to compare the operation of the subject with the operating expenses of other properties and the expense averages from benchmark data.

For example, apartment managers often record air conditioning as an expense category. In some cases, this may simply cover the cost of maintaining the equipment, while in others it includes allocations for

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

water, electricity, supplies (filters) and maintenance. Similarly, the category for management may reflect different items because of different ways of operating a property. Some apartment managers will contract for landscaping, snow removal, boiler maintenance and redecoration, while others have these functions performed by on-site managers. By grouping all expense items that are management-controllable, the appraiser will be able to compare the operations of building maintained on contract accounts with those of buildings that employ a permanent workforce to look after maintenance.

Utility expense often differ among properties because some managers operate apartments on a “self-contained” basis, whereby tenants pay directly for meterable natural gas and electricity, while other managers pay the costs of fuel for heating and cooking but not for electricity. Typically, the landlord absorbs all utility charges incurred by vacant units and public spaces (corridors, lobbies, office, basement storage rooms, laundry, parking and exterior lighting) as well as water and sewer charges.

In analyzing operating expenses, the appraiser may also consult benchmark data. For example, the Institute of Real Estate Management’s annual reports include the following groupings:

* Administration and management

* Utilities

* Repairs and maintenance

* Real estate taxes and insurance

* Payroll (salaries for maintenance and administrative staff)

These data are quoted per square foot of rentable area, as dollars per unit, and as percentage of effective gross income. Such data may be compared against the historic expense data for the subject and cited in the appraisal report. In this instance, the benchmark data was merely used to reflect the validity of my report.

Market Rent and Contract Rent

In the income capitalization approach, the appraiser arrives at an estimate of market rent, or rental income the subject property would likely command in the open market, by analyzing current rents paid and asked for space in comparable buildings. Estimated market rent is important for both proposed and operating properties. In the case of the former, market rent allows the forecast of gross income, and with the latter it is used to calculate the income for vacant rental space or space occupied by the ownership or property management. Contract rent is the actual rental income specified in a lease. It is calculated for operating properties from existing leases, including month-to-month extensions of former leases. It is essential to specify whether the cited rent is 1) the former or existing contract rent, 2) the asking amount sought by the landlord or property manager or 3) the market rent estimated by the appraiser.

Other Miscellaneous Income

In addition to income from apartment rents, income to the building may be generated from a variety of sources. License fees are paid for temporary, nonexclusive use of special facilities, such as party room or swimming pool fees. Service fees are charged for elective maid service. An apartment project may earn concession income from coin telephones, vending machines and laundry room equipment.

Rental income can also be generated from non-apartment space such as an on-site retail store, restaurant, beauty parlor or physician’s office. A parking garage may be leased to an operator or, alternatively, the building may directly license the parking spaces to tenants or non-tenants (on-site parking, however, is often available to tenants at no additional charge). Finally, interest income may accrue on the balance between rents collected in advance and expenses paid in arrears. Interest can also be earned on security deposits, although in some jurisdictions such interest must ultimately be paid back to the tenants. Thus, other income includes rent for non-apartment space and miscellaneous income from various tenant charges.

In many instances, a significant degree of the apartment project’s income stream is imputable to intangible as well as tangible personality. Apartment properties may earn business income from profits on the rental of in-suite furniture to tenants, marking up the cost of electricity privately metered to tenants, as well as for opening tenants’ doors when the key is left inside, licensing the concierge function and the

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

coin machines, profit centers such as storage rooms (including the sale of abandoned tenant goods), and the interest on company bank accounts.

REVENUE AND EXPENSE ANALYSIS

The table on the following page shows the historical operating data for the subject as well as the appraiser’s projections.

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Property: **Harbor Run - Theodore, Alabama**
Project #: N/A
# of Rental Units: 40
# of Commercial Units: 0
Revenue and Expense Analysis
Historical and Pro Forma
% change compared to preceding year. 2012 is base year for % changes for YTD current year annualized and projections.

REVENUE - Annual										6 months							REVENUE - Annual
	2010	PUPA	2011	PUPA	%	2012	PUPA	%	YTD 2013	Annualized	PUPA	%	Projections	PUPA	%		
Residential & Ancillary Income																	Residential & Ancillary Income
Annual Gross Potential Rental Income	$164,516	$4,113	$171,449	$4,286	4%	$191,577	$4,789	12%	$98,046	$196,092	$4,902	2%	$191,160	$4,779	0%		Annual Gross Potential Rental Income
Annual Ancillary Income	$4,231	$106	$5,701	$143	35%	$5,770	$144	1%	$2,257	$4,514	$113	-22%	$6,000	$150	4%		Annual Ancillary Income
Annual Gross Potential Income	$168,747	$4,219	$177,150	$4,429	5%	$197,347	$4,934	11%	$100,303	$200,606	$5,015	2%	$197,160	$4,929	0%		Annual Gross Potential Income
Occupancy	Unknown	$0	Unknown	$0	0%	93.90%	$301	#VALUE!	94.10%	94.10%	$296	0%	95.00%	$246	1%		Occupancy
Effective Gross Income (EGI)	$168,747	$4,219	$177,150	$4,429	5%	$185,309	$4,633	5%	$94,385	$188,770	$4,719	2%	$187,302	$4,683	1%		Effective Gross Income (EGI)

ITEMIZED EXPENSES - Annual Estimate of Annual Expense										6 months							ITEMIZED EXPENSES - Annual Estimate of Annual Expense
	2010	PUPA	2011	PUPA	%	2012	PUPA	%	YTD 2013	Annualized	PUPA	%	Projections	PUPA	%		
Administrative																	Administrative
Advertising	$2,031	$51	$2,172	$54	7%	$2,662	$67	23%	$1,510	$3,020	$76	13%	$2,400	$60	-10%		Advertising
Management Fee	$14,810	$370	$15,353	$384	4%	$15,971	$399	4%	$8,238	$16,476	$412	3%	$16,857	$421	6%	9.000%	Management Fee
Other (Specify)	$30,916	$773	$31,210	$780	1%	$32,307	$808	4%	$15,021	$30,042	$751	-7%	$32,400	$810	0%		Other (Specify)
Total Administrative	**$47,757**	$1,194	**$48,735**	$1,218	2%	**$50,940**	$1,274	5%	**$24,769**	**$49,538**	$1,238	-3%	**$51,657**	$1,291	1%		**Total Administrative**
Operating																	Operating
Elevator Maintenance Exp.	$0	$0	$0	$0	0	$0	$0	0	$0	$0	$0	0	$0	$0	0		Elevator Maintenance Exp.
Fuel	$0	$0	$0	$0	0	$0	$0	0	$0	$0	$0	0	$0	$0	0		Fuel
Lighting and Misc. Power	$9,127	$228	$9,923	$248	9%	$8,130	$203	-18%	$3,839	$7,678	$192	-6%	$8,800	$220	8%		Lighting and Misc. Power
Water/Sewer	$697	$17	$921	$23	32%	$1,034	$26	12%	$501	$1,002	$25	-3%	$1,000	$25	-3%		Water/Sewer
Gas	$0	$0	$0	$0	0	$0	$0	0	$0	$0	$0	0	$0	$0	0		Gas
Garbage and Trash Removal	$6,961	$174	$7,020	$176	1%	$8,588	$215	22%	$4,770	$9,540	$239	11%	$8,800	$220	2%		Garbage and Trash Removal
Payroll	$10,655	$266	$9,710	$243	-9%	$7,353	$184	-24%	$3,600	$7,200	$180	-2%	$7,000	$175	-5%		Payroll
Other (Specify)	$13,028	$326	$31,440	$786	141%	$60,332	$1,508	92%	$15,732	$31,464	$787	-48%	$31,600	$790	-48%		Other (Specify)
Total Operating	**$40,468**	$1,012	**$59,014**	$1,475	46%	**$85,437**	$2,136	45%	**$28,442**	**$56,884**	$1,422	-33%	**$57,200**	$1,430	-33%		**Total Operating**
Maintenance																	Maintenance
Decorating	$4,209	$105	$9,430	$236	124%	$5,041	$126	-47%	$1,808	$3,616	$90	-28%	$4,000	$100	-21%		Decorating
Repairs	$1,102	$28	$450	$11	-59%	$871	$22	94%	$528	$1,056	$26	21%	$600	$15	-31%		Repairs
Exterminating	$680	$17	$1,138	$28	67%	$1,792	$45	57%	$896	$1,792	$45	0%	$2,000	$50	12%		Exterminating
Insurance	$3,957	$99	$7,118	$178	80%	$5,990	$150	-16%	$2,882	$5,764	$144	-4%	$6,600	$165	10%		Insurance
Ground Expense	$7,034	$176	$6,898	$172	-2%	$6,830	$171	-1%	$3,438	$6,876	$172	1%	$7,000	$175	2%		Ground Expense
Other (specify)	$0	$0	$0	$0	0	$0	$0	0	$0	$0	$0	0	$0	$0	0		Other (specify)
Total Maintenance	**$16,982**	$425	**$25,034**	$626	47%	**$20,524**	$513	-18%	**$9,552**	**$19,104**	$478	-7%	**$20,200**	$505	-2%		**Total Maintenance**
Taxes																	Taxes
Real Estate Tax	$11,680	$292	$9,660	$242	-17%	$5,005	$125	-48%	$3,009	$6,018	$150	20%	$6,000	$150	20%		Real Estate Tax
Personal Property Tax	$0	$0	$0	$0	0	$0	$0	0	$0	$0	$0	0	$0	$0	0		Personal Property Tax
Employee Payroll Tax	$2,625	$66	$2,512	$63	-4%	$2,290	$57	-9%	$1,220	$2,440	$61	7%	$2,400	$60	5%		Employee Payroll Tax
Employee Benefits	$4,650	$116	$4,838	$121	4%	$3,818	$95	-21%	$2,568	$5,136	$128	35%	$4,600	$115	20%		Employee Benefits
Other	$409	$10	$139	$3	-66%	$138	$3	-1%	$137	$274	$7	99%	$200	$5	45%		Other
Total Taxes	**$19,364**	$484	**$17,149**	$429	-11%	**$11,251**	$281	-34%	**$6,934**	**$13,868**	$347	23%	**$13,200**	$330	17%		**Total Taxes**
Operating Exp. before RFR	**$124,571**	$3,114	**$149,932**	$3,748	20%	**$168,152**	$4,204	12%	**$69,697**	**$139,394**	$3,485	-17%	**$142,257**	$3,556	-15%		Operating Exp. before RFR
Reserve For Replacement	$0	$0	$0	$0	0	$0	$0	0	$0	$0	$0	0	$12,000	$300	0		Reserve For Replacement
Operating Exp. Incl. RFR	**$124,571**	$3,114	**$149,932**	$3,748	20%	**$168,152**	$4,204	12%	**$69,697**	**$139,394**	$3,485	-17%	**$154,257**	$3,856	-8%		**Operating Exp. Incl. RFR**
NOI	**$44,176**	$1,104	**$27,218**	$680	-38%	**$17,157**	$429	-37%	**$24,688**	**$49,376**	$1,234	188%	**$33,045**	$826	93%		**NOI**

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Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

ESTIMATING RESTRICTED EXPENSES PER UNIT

Subject	Expenses	Comparable One	Comparable Two	Comparable Three	IREM Region IV
$60	Advertising	$29	$30	$30	$0
$421	Management Fee	$440	$318	$349	$562
$810	Other Administrative	$648	$312	$242	$491
$0	Elevator	$41	$51	$0	$0
$0	Fuel	$0	$0	$0	$0
$220	Lighting & Misc. Power	$541	$498	$265	$163
$25	Water/Sewer	$247	$67	$21	$47
$0	Gas	$0	$0	$0	$14
$220	Garbage and Trash Removal	$21	$66	$1	$165
$175	Payroll	$421	$686	$668	$1,116
$790	Other Operating	$106	$109	$258	$205
$100	Decorating	$26	$0	$26	$176
$15	Repairs	$86	$74	$13	$355
$50	Exterminating	$0	$36	$34	$0
$165	Insurance	$130	$93	$99	$228
$175	Ground Expense	$115	$189	$0	$151
$0	Other Maintenance	$0	$0	$0	$0
$150	Real Estate Taxes	$9	$18	$11	$406
$65	Payroll Taxes/Other Taxes	$70	$63	$61	$0
$115	Employee Benefits	$247	$265	$223	$0
$300	Reserves for Replacement	$0	$363	$402	$0
$3,856	Total Per Unit	$3,177	$3,238	$2,703	$4,079

Comments:

Subject expenses were estimated based on comparable apartments and industry norms. Comparable apartment expenses were estimated after discussions with area apartment managers. The comparable estimates were substantiated by the 2012 Income/Expense Analysis: Federally Assisted Apartments published by the Institute of Real Estate Management. No major fluctuations from the total expenses per unit are anticipated from the expenses provided above, although itemized expenses may deviate on the specific factors affecting the individual properties.

The expenses for the comparable apartments vary per unit but are consistently between 63 and 76 percent of the gross rent potential. The subject's expenses were estimated at 81 percent of the gross rental which is higher the comparable range. Explanations of specific itemized expenses are indicated on the following pages.

Gill Group Page 69

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

ITEMIZED EXPENSE EXPLANATIONS

Expense Numbers per Unit

	Expense	Subject	Comp Range
1.	Advertising	$60	$29-$30
	An advertising expense of $60 per unit was determined. The subject’s financial statements indicate a range of $51 to $67 per unit, with a mean of $57 per unit. In addition, the 2013 annualized statement indicates an advertising expense of $76 per unit. A comparable range of $29 to $30 per unit was determined. This expense was projected using the subject’s historical expenses.

2.	Management	$421	$318-$440
	The subject’s historical data indicates a management fee of nine percent of the Effective Gross Income per year. This expense was projected similar to the historical financial statements.

3.	Other Administrative	$810	$242-$648
	An other administrative expense of $810 per unit was determined. The subject’s financial statements indicate a range of $773 to $808 per unit, with a mean of $787 per unit. In addition, the 2013 annualized statement indicates an other administrative expense of $751 per unit. The comparables utilized indicated a range of $242 to $648 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

4.	Lighting & Misc. Power	$220	$265-$541
	A lighting and miscellaneous power expense of $220 per unit was determined. The subject’s financial statements indicate a range of $203 to $248 per unit, with a mean of $227 per unit. In addition, the 2013 annualized statement indicates a lighting and miscellaneous power expense of $192 per unit. The comparables utilized indicate a range of $265 to $541 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

5.	Water/Sewer	$25	$21-$247
	A water/sewer expense of $25 per unit was projected. The subject’s financial statements indicate a range of $17 to $26 per unit, with a mean of $22 per unit. In addition, the 2013 annualized expenses indicate a water/sewer expense of $25 per unit. The comparables utilized indicate a range of $21 to $247 per unit was appropriate for this expense. The subject’s expense has remained relatively similar. Therefore, the subject’s financial statements were given more consideration.

6.	Gas	$0	$0-$0
	A gas expense was not indicated on the subject’s financial statements. Therefore, no gas expense was projected.

7.	Trash Removal	$220	$1-$66
	A trash removal expense of $220 per unit was projected. The subject’s financial statements indicate a range of $174 to $215 per unit, with a mean of $188 per unit. In addition, the 2013 annualized statement indicates a trash removal expense of $239 per unit. The comparables utilized indicate a range of $1 to $66 per unit was appropriate for this expense. The subject’s financial statements were given more consideration.

8.	Payroll	$175	$421-$686
	A payroll expense of $175 per unit was projected. The subject’s financial statements indicate a range of $184 to $266 per unit, with a mean of $231 per unit. In addition, the 2013 annualized statement indicates a payroll expense of $180 per unit. The comparables utilized indicate a range of $421 to $686 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

Gill Group Page 70

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

9.	Other Operating	$790	$106-$258
	An other operating expense of $790 per unit was projected. The subject’s financial statements indicate a range of $326 to $1,508 per unit, with a mean of $873 per unit. In addition, the 2013 annualized statement indicate an other operating expense of $787 per unit. The comparables utilized indicate a range of $106 to $258 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements and the comparable range. The amount was substantiated with the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

10.	Decorating	$100	$0-$26
	A decorating expense of $100 per unit was projected. The subject’s financial statements indicate a range of $105 to $236 per unit, with a mean of $156 per unit. In addition, the 2013 annualized statement budget indicates a decorating expense of $90 per unit. The comparables utilized indicate a range of $0 to $26 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

11.	Repairs	$15	$13-$86
	A repairs expense of $15 per unit was projected. The subject’s financial statements indicate a range of $11 to $28 per unit, with a mean of $20 per unit. In addition, the 2013 annualized statement indicate a repairs expense of $26 per unit. The comparables utilized indicate a range of $13 to $86 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

12.	Exterminating	$50	$0-$36
	An exterminating expense of $50 per unit was projected. The subject’s financial statements indicate a range of $17 to $45 per unit, with a mean of $30 per unit. In addition, the 2013 annualized expense indicates an exterminating expense of $45 per unit. The comparables utilized indicate a range of $0 to $36 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

13.	Insurance	$165	$93-$130
	An insurance expense of $165 per unit was projected. The subject’s financial statements indicate a range of $99 to $178 per unit, with a mean of $142 per unit. In addition, the 2013 annualized statement budget indicates an insurance expense of $144 per unit. The comparables utilized indicate a range of $93 to $130 per unit. Therefore, the subject’s financial statements were given more consideration. The amount was substantiated with the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

14.	Ground Expenses	$175	$0-$189
	A grounds expense of $175 per unit was projected. The subject’s financial statements indicate a range of $171 to $176 per unit, with a mean of $173 per unit. In addition, the 2013 annualized statement indicates a grounds expense of $172 per unit. The comparables utilized indicate a range of $0 to $189 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements. The amount was substantiated with the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

15.	Other Maintenance	$0	$0-$0
	An other maintenance expense was not indicated on the subject’s financial statements. Therefore, no other maintenance expense was projected.

16.	Real Estate Taxes	$150	$9-$18
	The real estate taxes were projected based on information obtained from the Mobile County Assessor’s Office.

Gill Group Page 71

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

17.	Payroll Taxes	$65	$61-$70
	A payroll taxes expense of $65 per unit was projected. The subject’s financial statements indicate a range of $57 to $66 per unit, with a mean of $62 per unit. In addition, the 2013 annualized statement indicates a payroll tax expense of $61 per unit. The comparables utilized indicate a range of $61 to $70 per unit was appropriate for this expense. The expense was projected utilizing the subject’s historical financial statements.

18.	Employee Benefits/Misc. Taxes	$115	$223-$265
	An employee benefits expense was projected at $115 per unit. The subject’s financial statements indicate a range of $95 to $121 per unit, with a mean of $111 per unit. In addition, the 2013 annualized statement indicates an employee benefits expense of $128 per unit. A comparable range of $223 to $265 was determined. The subject’s expense was projected based on the historical financial statements.

19.	Replacement Reserves	$300	$0-$402
	A replacement reserves expense of $300 per unit was projected. Typically, market properties have replacement reserves ranging from $250 to $350 per unit. Therefore, an estimate of $350 per unit was determined.

Gill Group Page 72

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

EXPENSE COMPARABLES

Gill Group Page 73

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Gill Group Page 74

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Gill Group Page 75

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Conclusions

Potential Gross Income

The potential gross income for the subject property was projected using the subject’s actual rents.

Vacancy

Of the 336 units surveyed, 11 were vacant. Of the apartments surveyed, an overall vacancy rate of three percent was estimated for affordable housing apartments. The subject is currently 93 percent occupied with one vacant two-bedroom unit and two vacant three-bedroom units. Therefore, a vacancy rate of five percent was deemed appropriate for affordable housing.

Expenses after Reserves for Replacement

The subject’s market expenses were projected considering the subject’s operating history, the expense data of the comparables and the information contained in the 2012 Income/Expense Analysis: Federally Assisted Apartments printed by the Institute of Real Estate Management.

Direct Capitalization

Most apartment appraisers as well as buyers, sellers and lenders prefer value estimates derived from direct capitalization rather than discounted cash flow analysis. Other than in cases where the client and appraiser believe that the achievable income from an apartment property has not approximated its stabilized income, the net operating income to the property can be directly capitalized as of the effective date of the appraisal, based on the current yield to the property. In this situation, the discounting of forecast cash flows on a yield-to-maturity basis is considered superfluous. The use of overall cash flow analysis under other circumstances is discussed in the following section.

An overall capitalization rate (Ro) is the usual expression of the relationship between the net operating income and the value of the property (the Ro is the reciprocal of a net income multiplier). Overall capitalization rates are derived from the simple formula

Rate = Income/Value of Ro = I/V

A capitalization rate is typically expressed as a percentage. For example, if the net operating income to a comparable property was $1.8 million and its value/price was $20 million, the overall capitalization rate would be 9.0% (the reciprocal, 11.1, is the property’s net income multiplier).

An overall capitalization rate incorporates many considerations, including the likelihood that property income will increase, the momentum and duration of such an increase, and the risk and timing of a possible decrease. It reflects judgments regarding the recapture of investment and property depreciation. An overall capitalization rate can be developed on the basis of the relative allocation between, or weighting of, property components (e.g., mortgage and equity), and the respective capitalization rates of both components. This procedure is known as the band of investment technique. The specific allocation between financial components is supported by their relative risk rating based on which component has the prior claim to payment; for example, mortgages are paid before equity investors.

Other ways to apportion NOI are among the physical and ownership components of the property. When the property’s NOI, the value of one property component, and the capitalization rates of both property components are known, a residual technique is applied to estimate the value of the property component of unknown value. The income to the property component of known value is deducted from the property’s NOI, and the residual income attributable to the property component of unknown value is capitalized. In many cases, however, it is not necessary to aportion an overall rate or net operating income to property components.

Gill Group Page 76

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Market Derived Capitalization Rates

Income and expense data from comparable properties were analyzed to derive the capitalization rate. To derive the capitalization rate, the appraiser used the direct capitalization method, which consists of dividing the net income by the value.

The direct capitalization method will both reflect the value of income at yields attractive to a prospective investor and provide for the recapture of wasting purchase capital. The capitalization rate shows the rate of return for land, as well as the rate of return for the buildings. It also reflects the relationship between the income from the entire property and the value of the entire property.

Analysis of Comparables:

Comparable 1 contains 34 units and is slightly smaller in size when compared to the subject. This comparable contains one- and two-bedroom units. This property was built in 1973. It is superior in condition. The property is superior in utilities provided, relatively similar in amenities and similar in location.

Comparable 2 contains 135 units and is larger than the subject in number of units. This comparable contains only one-bedroom units. It was built in 1979 and renovated in 1992 and is similar in condition. The property is superior in utilities provided, relatively similar in amenities and similar in location.

Comparable 3 contains 32 units and is slightly smaller in size when compared to the subject. This comparable contains one- and two-bedroom units. The property was built in 1978 and is similar in condition. The property is superior in utilities provided, relatively similar in amenities and similar in location.

Comparable 4 contains 140 units and is larger than the subject in number of units. This comparable contains one- and two-bedroom units. It was built in 1978 and renovated in 1988 and is superior in condition. The property is superior in utilities provided, superior in amenities and similar in location.

Gill Group Page 77

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Research was conducted with the local MLS, assessor and local realtors to determine sales comparable to the subject. The comparables indicate a range of 7.68 to 9.00 percent for indicated capitalization rates, with an average of 8.02 percent. Comparables 1 and 3 was given more weight as they are similar to the subject in number of units. Comparable 2 was also given more weight as it is similar to the subject in condition. All remaining comparables were also given consideration. Based on the direct sales method, the appraiser selected a weighted capitalization rate of 7.75 percent.

Realty Rates Investor Survey

The Realty Rates Investor Survey was considered in this analysis. The RealtyRates.com Investor Survey Third Quarter 2013 for Garden/Suburban found that investors in apartments indicate overall capitalization rates ranging from 4.32 percent to 14.14 percent, with an average of 8.66 percent. In addition, the RealtyRates.com Market Survey Third Quarter of 2013 found that investors in apartments in the South Region indicated an overall capitalization rate of 8.9 percent.

PwC Real Estate Investor Survey

The PwC Real Estate Investor Survey was considered in this analysis. The National Apartment Market survey for the Third Quarter of 2013 found that investors in apartments indicate overall capitalization rates ranging from 3.50 percent to 10.00 percent, with an average of 5.61 percent.

Band of Investment

Another method of arriving at a capitalization rate is the Band of Investment Method. This method is based on typical mortgage terms currently available and expected investment return. This analysis uses fixed interest rates. Surveys of lenders that make loans on commercial properties are currently quoting interest rates at one percent over prime and amortization of 15 to 30 years. Local lenders quoted 250 to 350 basis points over the current LIBOR rate for the same term as the loan. For our calculations, the following components were used in this analysis.

Therefore, based on the band of investment, a capitalization rate of 7.47 percent was determined.

Gill Group Page 78

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

Determination of the Capitalization Rate

From the sales available in the area a capitalization rate of 7.75 percent was determined. The PwC Real Estate Investor Survey indicated an average capitalization rate of 5.61 percent. The RealtyRates.com Investor Survey indicated an average capitalization rate of 8.66 percent. The RealtyRates.com Market Survey indicated an average capitalization rate of 8.9 percent. The band of investment indicated a capitalization rate of 7.47 percent. The sales were determined to be the most accurate reflections of the capitalization rate. Therefore, after considering all factors, a capitalization rate of 7.75 percent was determined to be appropriate for the market value, subject to restricted rents.

INCOME VALUE

The capitalization rate determined above was applied to the net operating income determined on Page 73 to develop the market value, subject to restricted rents, as shown below:

Capitalization Rate of 7.75% gives a value of

$33,045/7.75%	=	$426,387

Market Value, Subject to Restricted Rents	=	$425,000

Gill Group Page 79

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

SALES COMPARISON APPROACH

The value determined in this appraisal is the market value, subject to restricted rents. Typically, the sales comparison approach is not a valid approach for a restricted value unless the property type is the same and conditions of sale are similar. The appraiser was not able to verify recent sales of rent-restricted properties similar to the subject; therefore, the sales approach was not developed. The absence of the sales approach does not constitute a violation of USPAP as this approach was not necessary for a credible appraisal.

Gill Group Page 80

Harbor Run * 6204 Old Pascagoula Road * Theodore, Alabama

RECONCILIATION AND CONCLUSIONS

CONCLUSION OF VALUE

The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate

Cost Approach	Income Approach	Sales Comparison Approach
$455,000	$425,000	Not Developed

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property.

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach is typically used when the real estate is commonly developed, or bought and sold for the anticipated income stream. Income and expense data of similar properties in theodre and the surrounding area were used in this analysis. The most weight is accorded to the indication via the Income Comparison Approach in the final value conclusion.

The value determined in this appraisal is the market value, subject to restricted rents. Typically, the sales comparison approach is not a valid approach for a restricted value unless the property type is the same and conditions of sale are similar. The appraiser was not able to verify recent sales of rent-restricted properties similar to the subject; therefore, the sales approach was not developed. The absence of the sales approach does not constitute a violation of USPAP as this approach was not necessary for a credible appraisal.

After reviewing the approaches, the values indicated by the three approaches range from $425,000 to $455,000. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the three approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approaches and this value is considered to provide the best indication of value for the subject.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 15, 2013, is as noted below.

FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS

$425,000

ADDENDUM A

wnc

Appraisal Order Form

TO:	Cash Gill	VIA E-MAIL:	
	512 One Mile Rd.	E-Mail cash.gill@gillgroup.com	
	Dexter, MO 63841	Phone # (800) 428-3320	

APPRAISAL DETAILS: See attached spreadsheet for list of properties.

PURPOSE OF APPRAISAL: Market Value of the fee simple interest – for portfolio analysis to assist in hold vs. sell strategy. Please calculate the property's value subject to any restrictions in place (Section 42, Rural Development financing, etc.).

FOR INFORMATION ON THE PROPERTY, PLEASE CONTACT:

Tanya Christensen	**Phone: (714) 662-5565 x144**
Vice President - Portfolio Disposition	**E-Mail: tchristensen@wncinc.com**
WNC & Associates, Inc.	**www.wncinc.com**

SPECIAL INSTRUCTIONS:

Intended Users

WNC & Associates, Inc. and Lower Tier General Partner

Appraisal Definition

☑ Complete Appraisal (The act or process of estimating value, or an opinion of value, performed without invoking the Departure Rule.)

☐ Limited Appraisal (The act or process or estimating value, or an opinion of value, performed under and resulting from invoking the Departure Rule.)

Report Type

☐ Self Contained (A written report prepared under Standards Rule 2-2(a) of a Complete or Limited Appraisal performed under Standard 1.)

☑ Summary (A written report prepared under Standards Rule 2-2(b) of a Complete or Limited Appraisal performed under Standard 1.)

☐ Restricted (A written report prepared under Standards Rule 2-2(c) of a Complete or Limited Appraisal performed under Standard 1.)

In addition to completing all appraisals according to USPAP (Uniform Standards of Professional Appraisal Practice) we require all appraisals to include:

1. Assessed value of land, building, total assessments and tax rates. Please note any special assessments or special assessment districts. Please note any Special Flood Hazard areas or Special Study Zones (earthquake hazard areas, etc.).
2. Please include in your cover letter the partnership name, property name, and the assessor's parcel number.
3. Please provide one (1) copy of the appraisal and submit it electronically.

LIMITED REPORTS ARE NOT ACCEPTABLE UNLESS APPROVED BY WNC
THERE WILL BE A $100 DISCOUNT TAKEN FOR EACH WEEK THAT A REPORT IS LATE

DATE: 10/1/2013 TARGET COMPLETION DATE: October 21, 2013

CONTRACTED PRICE [redacted]

Please return completed appraisal via e-mail to:
Tanya Christensen (tchristensen@wncinc.com)
And copy Kristen Miller (kmiller@wncinc.com)
WNC & Associates, Inc.
17782 Sky Park Circle, Irvine, CA 92614

Page 1 of 1

ADDENDUM B

LOT 2 AMENDED PLAT HUNTERS RUN PLAT 1 MBK 60 PG 25 #SEC 28 T5S R2W #MP33 08 23 3 001

ADDENDUM C

SSI410
AHT
Select: 06/30/13
40 Apmnts, 40,500 Sq. Ft.

Rent Roll Report
Apartments Housing of Theodore, Ltd
Harbor Run Apts
June 30, 2013

Page: 1
06/2013
06/25/13
15:38

Apmnt	Type	Apmnt Status	Names	R S	Sq.Ft.	Market Rent	Code	Lease Charges	Gross Possible	Actual Potential Charges	M/I Date M/O Date	Lease Expires Term	Ending Balance Deposit
A - 01	3BR	OC	Kathy Stallworth	C	1,150	450.00	RENTR	123.00	450.00	450.00	02/01/11	01/31/14	(53.00)
		N					SEC8R	327.00				12	300.00
							Total:	450.00					
A - 02	3BR	OC	Martha Coleman	C	1,150	450.00	RENTR	450.00	450.00	450.00	03/31/09	02/28/14	0.00
		N					Total:	450.00				12	300.00
A - 03	3BR	OC	La-Keshia T Nobles	C	1,150	450.00	SEC8R	442.00	442.00	442.00	07/29/10	06/30/13	(21.00)
		N					Total:	442.00				12	300.00
A - 04	3BR	OC	Rebecca Lambert	C	1,150	450.00	RENTR	450.00	450.00	450.00	03/15/13	03/14/14	(8.00)
		N					Total:	450.00				12	300.00
A - 05	3BR	OC	Kimberly English	C	1,150	450.00	RENTR	450.00	450.00	440.00	12/21/12	12/20/13	475.00
		N					Total:	450.00					300.00
A - 06	3BR	OC	Brenda Stroud	C	1,150	450.00	RENTR	450.00	450.00	450.00	10/14/11	10/13/13	0.00
		N					Total:	450.00				12	300.00
A - 07	3BR	OC	Britney Smith	C	1,150	450.00	RENTR	450.00	450.00	450.00	05/28/13	05/23/14	0.00
		N					Total:	450.00				12	300.00
A - 08	3BR	OC	Carrie Smith	C	1,150	450.00	RENTR	450.00	450.00	450.00	01/29/09	12/31/13	0.00
		N					Total:	450.00				12	0.00
B - 01	2BR	OC	Brenda Flores	C	975	400.00	RENTR	400.00	400.00	400.00	02/01/11	01/31/14	0.00
		N	Robert Michael				Total:	400.00				12	300.00
B - 02	2BR	OC	Shannon Rocker	C	975	400.00	RENTR	400.00	400.00	400.00	03/04/11	02/28/14	0.00
		N					Total:	400.00				12	300.00
B - 03	2BR	OC	Courtney J Jones	C	975	400.00	RENTR	400.00	400.00	400.00	04/01/10	03/31/14	0.00
		N					Total:	400.00				12	300.00
B - 04	2BR	OC	Monae N Sims	C	975	400.00	RENTR	400.00	400.00	400.00	10/18/12	10/17/13	0.00
		N					Total:	400.00					300.00
B - 05	2BR	OC	Rosalind Darby	C	975	400.00	RENTR	400.00	400.00	400.00	10/02/12	10/01/13	(13.00)
		N					Total:	400.00					300.00
B - 06	2BR	OC	Alisa Latner	C	975	400.00	RENTR	400.00	400.00	400.00	01/18/13	01/17/14	(6.00)
		N	Rockford Latner, Jr.				Total:	400.00					300.00
B - 07	2BR	OC	Dianetta McCarthy	C	975	400.00	RENTR	400.00	400.00	400.00	02/07/13	02/06/14	(86.00)
		N					Total:	400.00				12	300.00
B - 08	2BR	OC	India Gullette	C	975	400.00	RENTR	400.00	400.00	400.00	03/01/13	02/28/14	0.00
		N					Total:	400.00				12	300.00
C - 01	2BR	OC	Annie Jones	C	975	400.00	RENTR	400.00	400.00	400.00	05/29/09	04/30/14	0.00
		N					Total:	400.00				12	300.00
C - 02	2BR	OC	Nicholas Cable (MGMT	C	975	400.00	EMPLY	400.00	400.00	400.00	07/01/12	06/30/13	0.00
		N	UNIT)										0.00
							Total:	400.00					
C - 03	2BR	OC	Anthony Brown	C	975	400.00	RENTR	400.00	400.00	400.00	04/09/09	03/31/14	0.00
		N					Total:	400.00				12	300.00
C - 04	2BR	OC	Lauren Armstrong	C	975	400.00	RENTR	400.00	400.00	400.00	11/01/11	10/31/13	0.00
		N					Total:	400.00				12	300.00
C - 05	2BR	OC	Gladys Wilson	C	975	400.00	RENTR	400.00	400.00	400.00	07/23/99	06/30/13	0.00
		N					Total:	400.00				12	150.00
C - 06	2BR	OC	Ellen Scarbrough	C	975	400.00	RENTR	400.00	400.00	400.00	09/03/10	08/31/13	0.00
		N					Total:	400.00				12	300.00
C - 07	2BR	OC	Bryanda Strait	C	975	400.00	RENTR	400.00	400.00	400.00	02/19/13	02/18/14	0.00
		N					Total:	400.00				12	300.00
C - 08	2BR	OC	Timothy L Scarbrough	C	975	400.00	RENTR	400.00	400.00	400.00	10/08/10	09/30/13	(2.00)
		N					Total:	400.00				12	300.00
D - 01	1BR	OC	Stella Wilkins	C	825	345.00	RENTR	345.00	345.00	345.00	04/01/11	03/31/14	0.00
		N					Total:	345.00				12	300.00
D - 02	3BR	OC	Temeka Scott	C	1,150	450.00	RENTR	277.00	450.00	450.00	04/01/05	03/31/14	0.00
		N					SEC8R	173.00				12	205.00
							Total:	450.00					
D - 03	1BR	OC	Gloria McLeod	C	825	345.00	RENTR	345.00	345.00	345.00	09/01/12	08/31/13	0.00
		N					Total:	345.00					300.00
D - 04	3BR	OC	Charlotte Abercrombie	C	1,150	450.00	RENTR	450.00	450.00	450.00	01/18/13	01/17/14	0.00
		N					Total:	450.00					300.00
D - 05	1BR	OC	Melissa Thompson	C	825	345.00	RENTR	345.00	345.00	345.00	11/01/10	10/31/13	0.00
		N					Total:	345.00				12	300.00
D - 06	3BR	OC	Linda M Hodges	C	1,150	450.00	RENTR	450.00	450.00	450.00	05/13/04	04/30/14	0.00
		N					Total:	450.00				12	395.00
D - 07	1BR	OC	Sandra Moiren	C	825	345.00	RENTR	345.00	345.00	345.00	09/14/12	09/13/13	0.00
		N					Total:	345.00					300.00

SSI410
AHT
Select: 06/30/13
40 Apmnts, 40,500 Sq. Ft.

Rent Roll Report
Apartments Housing of Theodore, Ltd
Harbor Run Apts
June 30, 2013

Page: 2
06/2013
06/25/13
15:38

Apmnt	Type	Apmnt Status	Names	R S	Sq.Ft.	Market Rent	Code	Lease Charges	Gross Possible	Actual Potential Charges	M/I Date M/O Date	Lease Expires Term	Ending Balance Deposit
D - 08	3BR	OC	Kristen N Jones	C	1,150	450.00	RENTR	450.00	450.00	450.00	05/10/13	05/09/14	0.00
		N					**Total:**	450.00				12	300.00
E - 01	2BR	OC	Toyleisia Pears	C	975	400.00	RENTR	400.00	400.00	400.00	01/13/11	12/31/13	0.00
		N	Tyleisia Pritchett				**Total:**	400.00				12	300.00
E - 02	2BR	OC	Arthur Rembert	C	975	400.00	RENTR	400.00	400.00	400.00	09/09/11	09/08/13	0.00
		N					**Total:**	400.00				12	300.00
E - 03	2BR	OC	Harriett Herron	C	975	400.00	RENTR	400.00	400.00	400.00	01/13/12	12/31/13	(9.00)
		N					**Total:**	400.00				12	300.00
E - 04	2BR	OC	Yvonne Darnell	C	975	400.00	RENTR	400.00	400.00	400.00	03/01/13	02/28/14	0.00
		N					**Total:**	400.00				12	300.00
E - 05	2BR	OC	Willie Jones	C	975	400.00	RENTR	98.00	391.00	391.00	12/04/06	11/30/13	0.00
		N					SEC8R	293.00				12	160.00
							Total:	391.00					
E - 06	2BR	OC	Charlotte Whitfield	C	975	400.00	RENTR	400.00	400.00	400.00	07/01/12	06/30/13	0.00
		N					**Total:**	400.00					300.00
E - 07	2BR	OC	Brandy N Rand	C	975	400.00	SEC8R	400.00	400.00	400.00	01/07/10	12/31/13	(64.00)
		N					**Total:**	400.00				12	300.00
E - 08	2BR	OC	Drexel Johnson	C	975	400.00	RENTR	400.00	400.00	400.00	10/14/11	09/30/13	0.00
		N					**Total:**	400.00				12	300.00

Total:

Market Rent	Lease Rent	Gross Possible	Actual Potential Charges	Security Deposits	Other Deposits	Total Deposits	Ending Balance
16,380.00	16,363.00	16,363.00	16,353.00	11,110.00	0.00	11,110.00	213.00

Income Code:

EMPLY	Employee Unit
RENTR	Resident Rent
SEC8R	Section 8 Rent

Resident Stat.

A	Applicant
C	Current
P	Previous

Unit Stat.

OC	Occupied
VP	Vacant Appl. Pending

Unit Analysis

Description	Units	Percent
Occupied	40	100.00
Vacant	0	0.00
Down	0	0.00
Total Units	40	100.00
Construction	0	
Waiting Lists	1	
Employee	0	
Model	0	
Other Use	0	
Total Special U:	0	0.00

Summary of Actual Charges by Income Code (Current, On-Notice, Transfer Out residents only)

EMPLY	Employee Unit	400.00
RENTR	Resident Rent	14,328.00
SEC8R	Section 8 Rent	1,635.00

This Rent Roll includes Current Resident, Applicants. "*" Indicates amounts not included in summary of lease charges

SSI410
AHT
Select: 06/30/13
40 Apmnts, 40,500 Sq. Ft.

Rent Roll Report
Apartments Housing of Theodore, Ltd
Harbor Run Apts
June 30, 2013

Page: 3
06/2013
06/25/13
15:38

Apmnt	Type	Apmnt Status	Names	R S	Sq.Ft.	Market Rent	Code	Lease Charges	Gross Possible	Actual Potential Charges	M/I Date M/O Date	Lease Expires Term	Ending Balance Deposit

Grand Total :

Market Rent	Lease Rent	Gross Possible	Actual Potential Charges	Security Deposits	Other Deposits	Total Deposits	Ending Balance
16,380.00	16,363.00	16,363.00	16,353.00	11,110.00	0.00	11,110.00	213.00

Grand Summary of Actual Charges by Income Code (Current, On-Notice, Transfer Out residents only)

EMPLY	Employee Unit	400.00
RENTR	Resident Rent	14,328.00
SEC8R	Section 8 Rent	1,635.00

ADDENDUM D

STDBONLINE.com FLOODSOURCE FLOODSCAPE™

PROPERTY ADDRESS:
6204 Old Pascagoula Rd, Theodore, AL, 36582

28
North
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WITHIN TOWNSHIP 5 SOUTH, R
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1200'
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ADDENDUM E

State of Alabama

This is to certify that

Samuel T. Gill

having given satisfactory evidence of the necessary qualifications required by the laws of the State of Alabama is licensed to transact business in Alabama as a

Certified General Real Property Appraiser

With all rights, privileges and obligations appurtenant thereto.

LICENSE NUMBER: **G00548**
EXPIRATION DATE: **09/30/2015**

Executive Director
ALABAMA REAL ESTATE APPRAISERS BOARD

000002611

ADDENDUM F

Samuel Todd Gill
512 North One Mile Road
P.O. Box 784
Dexter, Missouri 63841
573-624-6614 (phone)
573-624-2942 (fax)
todd.gill@gillgroup.com

OVERVIEW

Extensive multifamily experience specializing in work for the Department of Housing and Urban Development (HUD) as well as lenders and developers through the Low-Income Housing Tax Credit (LIHTC) program. Also, many years of experience with nursing homes and typical commercial appraisals

ACCREDITATIONS

State Certified General Real Estate Appraiser
Alabama State License Number: G00548
Arizona State License Number: 31453
Colorado State License Number: CG40024048
Georgia State License Number: 258907
Illinois State License Number: 153.0001384
Indiana State License Number: CG40200270
Iowa State License Number: CG02426
Kansas State License Number: G-1783
Louisiana State License Number: G1126
Michigan State License Number: 1201068069
Mississippi State License Number: GA-624
Missouri State License Number: RA002563
Nebraska State License Number: CG2000046R
New Mexico State License Number: 02489-G
New York State License Number: 46000039864
North Carolina State License Number: A5519
North Dakota State License Number: CG-2601
Ohio State License Number: 448306
Oklahoma State License Number: 12524CGA
Oregon State License Number: C000793
Pennsylvania State License Number: GA001813R
South Carolina State License Number: 3976
South Dakota State License Number: 3976
Tennessee State License Number: 00003478
Texas State License Number: 1329698-G
Utah State License Number: 5510040-CG00
Washington State License Number: 1101018
West Virginia State License Number: CG358
Wyoming State License Number: 479

Also received temporary licenses in the following states: Arkansas, California, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Kentucky, Maine, Maryland, Massachusetts, Minnesota, Montana, Nevada, New Hampshire, New Jersey, Rhode Island, Vermont, Virginia, and Wisconsin.

EXPERIENCE
(1991 TO PRESENT)

Primary provider of HUD Mark-to-Market Full Appraisals for mortgage restructuring and Mark-to-Market Lites for rent restructuring. Has worked with HUD in this capacity for several years. Completed approximately 350 reports under this program.

Provider of HUD MAP and TAP appraisals and market studies for many lenders and developers. Completed approximately 85 reports under this program.

Contract MAP quality control reviewer and field inspector for Reznick Group. Have completed approximately 200 reviews under this program. Have completed approximately 45 inspections under this program.

Current state reviewer for HUD Rent Comparability Studies for Section 8 Renewals in California, Hawaii, Indiana, Kansas, Louisiana, Nebraska, Oregon, New Mexico, North Carolina, Utah, Washington. Completed approximately 250 reviews under this program.

Provider of HUD Rent Comparability Studies for contract renewal purposes nationwide. Completed approximately 125 rent comparability studies.

Provider of tax credit financing analysis and value of financing analysis. Completed approximately 50 reports under this program.

Provider of multifamily appraisals under the RD 515 and 538 programs. Completed approximately 90 reports under these programs.

Partial list of clients include: Colorado Housing Finance Agency, CreditVest, Inc., Foley & Judell, LLP, Kentucky Housing Corporation, Kitsap County Consolidated Housing Authority, Louisiana Housing Finance Agency, Missouri Housing Development Agency, New Mexico Mortgage Finance Authority, Ontra, Inc., Quadel Consulting Corporation, Reznick Group, Siegel Group, Signet Partners and Wachovia Securities.

EDUCATION

Bachelor of Arts Degree
Southeast Missouri State University

Associate of Arts Degree
Three Rivers Community College

HUD/FHA Appraiser Training
Arkansas State Office

Multifamily Accelerated Processing Valuation (MAP)
U.S. Department of Housing and Urban Development

2nd Annual Multifamily Accelerated Processing Basic and Advanced Valuation (MAP)
U.S. Department of Housing and Urban Development

FHA Appraising Today
McKissock, Inc.

Texas USDA Rural Development Multifamily Housing Appraiser Training
Texas Rural Development

Kentucky USDA Rural Development Multifamily Housing Appraiser Training
Kentucky Rural Development

Financial Analysis of Income Properties
National Association of Independent Fee Appraisers

Income Capitalization
McKissock, Inc.

Introduction to Income Property Appraising
National Association of Independent Fee Appraisers

Concepts, Terminology & Techniques
National Association of Independent Fee Appraisers

Uniform Standards of Professional Appraisal Practice
Central Missouri State University
Appraisal of Scenic, Recreational and Forest Properties
University of Missouri-Columbia
Appraiser Liability
McKissock, Inc.
Appraisal Trends
McKissock, Inc.
Sales Comparison Approach
Hondros College
Even Odder: More Oddball Appraisals
McKissock, Inc.
Mortgage Fraud: A Dangerous Business
Hondros College
Private Appraisal Assignments
McKissock, Inc.
Construction Details & Trends
McKissock, Inc.
Condemnation Appraising: Principles & Applications
Appraisal Institute
Michigan Law
McKissock, Inc.
Pennsylvania State Mandated Law
McKissock, Inc.
Valuing Real Estate in a Changing Market
National Association of Independent Fee Appraisers
Principles of Residential Real Estate Appraising
National Association of Independent Fee Appraisers
Real Estate Appraisal Methods
Southeast Missouri State University
Lead Inspector Training
The University of Kansas
Lead Inspector Refresher
Safety Support Services, Incorporated
Home Inspections: Common Defects in Homes
National Association of Independent Fee Appraisers
Heating and Air Conditioning Review
National Association of Independent Fee Appraisers
Professional Standards of Practice
National Association of Independent Fee Appraisers
Developing & Growing an Appraisal Practice – Virtual Classroom
McKissock, Inc.
The Appraiser as Expert Witness
McKissock, Inc.
Current Issues in Appraising
McKissock, Inc.

Appraising Apartments: The Basics

McKissock, Inc.

Foundations in Sustainability: Greening the Real Estate and Appraisal Industries

McKissock, Inc.